                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORT) DECEMBER 15, 2000

                           ZARING NATIONAL CORPORATION

                          ----------------------------

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              OHIO                      333-22679              31-1506058
             ------                    -----------           --------------
 (STATE OR OTHER JURISDICTION OF       (COMMISSION           (I.R.S. EMPLOYER
 INCORPORATION)                        FILE NUMBER)         IDENTIFICATION NO.)

           11300 CORNELL PARK DRIVE, SUITE 500, CINCINNATI, OHIO 43215
        ----------------------------------------------------------------
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

        REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (513) 489-8849

   ---------------------------------------------------------------------------
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

         The Company previously announced its plans to discontinue the operations of its Zaring Homes, Hearthside and Zaring Financial Services segments. As a result, the Company will ultimately no longer be required to consolidate the results of the LLCs controlled by its principal shareholder. The Company is filing with this Form 8-K selected financial data for the continuing operations of the Company as of and for the years ended December 31, 1995 through 1999, selected quarterly data for the 1998 and 1999 quarters and restated financial statements which reflect the discontinued operations of its Zaring Homes, Hearthside and Zaring Financial Services segments, including consolidated balance sheets as of December 31, 1999 and 1998, consolidated statements of operations for the years ended December 31, 1999, 1998 and 1997, consolidated statements of shareholders' equity for the years ended December 31, 1999, 1998 and 1997, and consolidated statements of cash flows for the years ended December 31, 1999, 1998 and 1997.

         On December 1, 2000, the Company received a letter from the Associate Director of Nasdaq Listing Qualifications indicating that the Company no longer complied with the minimum quantitative requirements of eligibility for the listing of its shares on The NASDAQ SamllCap Market. The Company was given until December 15, 2000 to file a plan "to achieve and sustain compliance with all The NASDAQ SmallCap Market listing requirements." The Company does not intend to file such a plan as requested and anticipates that its shares will subsequently be delisted from The NASDAQ SmallCap Market. The Company expects that its shares will become listed and traded on the over-the-counter electronic bulletin boards.

         On November 29, 2000, Robert N. Sibcy resigned as a director of the Company.

ITEM 7.  FINANCIAL STATEMENTS EXHIBITS

(c) Exhibits.

10.28 - Exhibit 10.28 Loans and Security Agreement between First Cincinnati Leasing 2000 LLC and the Huntington National Bank

10.29 - Exhibit 10.29 Promissory note between First Cincinnati Leasing 2000 LLC and the Huntington National Bank

10.30 - Exhibit 10.30 First Amendment to Third Amended and Restated Credit Agreement by and among Zaring Homes, Inc., Zaring Holdings, Inc., Hearthside Homes, LLC, Zaring National Land Holding Corporation, Zaring National Homes Holding Corporation and Zaring Leasing, LLC, as Borrowers and Guarantors, Zaring National Corporation, Zaring Homes of Indiana L.L.C. and Zaring Homes Kentucky, LLC, as Guarantors, the banks party hereto, Bank of America, N.A. and Bank One, NA as co-agents and PNC Bank, National Association, as agent, dated as of September 29, 2000

10.31 - Exhibit 10.31 Second Amendment to Third Amended and Restated Credit Agreement by and among Zaring Homes, Inc., Zaring Holdings, Inc., Hearthside Homes, LLC, Zaring National Land Holding Corporation, Zaring National Homes Holding Corporation and Zaring Leasing, LLC, as Borrowers and Guarantors, Zaring National Corporation, Zaring Homes of Indiana L.L.C. and Zaring Homes Kentucky, LLC, as Guarantors, the banks party hereto, Bank of America, N.A. and Bank One, NA as co-agents and PNC Bank, National Association, as agent, dated as of October 10, 2000

10.32 - Exhibit 10.31 Third Amendment to Third Amended and Restated Credit Agreement by and among Zaring Homes, Inc., Zaring Holdings, Inc., Hearthside Homes, LLC, Zaring National Land Holding Corporation, Zaring National Homes Holding Corporation and Zaring Leasing, LLC, as Borrowers and Guarantors, Zaring National Corporation, Zaring Homes of Indiana L.L.C. and Zaring Homes Kentucky, LLC, as Guarantors, the banks party hereto, Bank of America, N.A. and Bank One, NA as co-agents and PNC Bank, National Association, as agent, dated as of November 1, 2000

10.33 - Exhibit 10.33 Fourth Amendment to Third Amended and Restated Credit Agreement, December 5, 2000 by and among Zaring Homes, Inc., Zaring Holdings, Inc., Hearthside Homes, LLC, Zaring National Land Holding Corporation, Zaring National Homes Holding Corporation and Zaring Leasing, LLC, as Borrowers and Guarantors, Zaring National Corporation, Zaring Homes of Indiana L.L.C. and Zaring Homes Kentucky, LLC, as Guarantors, the banks party hereto, Bank of America, N.A. and Bank One, NA as co-agents and PNC Bank, National Association, as agent, dated as of December 5, 2000

SELECTED FINANCIAL DATA

         The Company has announced formal plans to discontinue the operations of its Zaring Homes, Hearthside and Zaring Financial Services segments and will ultimately no longer be required to consolidate the results of the LLCs controlled by its principal shareholder. Accordingly, the results of operations include the results of the Zaring Homes, Hearthside, Zaring Financial Services and Majority Shareholder LLC segments as discontinued operations.

         The following tables set forth Selected Financial Data for the continuing operations of the Company as well as financial data related to the discontinued operations of Zaring Homes, Hearthside Homes, Zaring Financial Services and the Majority Shareholder LLCs. This information should be read in conjunction with the financial statements of the Company and Management's Discussion and Analysis of the Financial Condition and Results of Operations, each included elsewhere in this Form 8-K. The financial statements of the Company have been prepared on a going-concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. As a result of factors noted elsewhere in this document, there are no assurances the Company can continue as a going concern.


                             SELECTED FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

BALANCE SHEET DATA

                                                                         AS OF DECEMBER 31,
                                                            ------------------------------------------
                                             1999              1998            1997             1996            1995
                                             ----              ----            ----             ----            ----

Total Assets                                $70,201          $69,670          $53,765          $48,681          $44,311
Net Assets of Discontinued
   Operations                               $20,598          $21,719          $30,918          $48,681          $44,311
Notes Payable                               $24,855          $22,082          $    --          $    --          $    --
Subordinated Debt                           $ 9,000          $    --          $    --          $    --          $    --
Total Liabilities                           $43,158          $26,887          $ 3,035          $    --          $    --
Shareholders' Equity                        $27,043          $42,783          $50,730          $48,681          $44,311

STATEMENT OF OPERATIONS DATA

                                                           YEARS ENDED DECEMBER 31,
                                                           ------------------------
                                             1999              1998            1997             1996            1995
                                             ----              ----            ----             ----            ----

Net Revenues(1)                           $ 20,551         $ 12,411         $  8,209         $     --         $     --
Cost Of Sales                               19,451           10,724            6,920               --               --
Asset Impairment                               753            5,674               --               --               --
Interest                                     3,255            2,598              312               --               --
Selling, General and
  Administrative Expenses                   16,274           14,830            5,183            1,269            1,392
                                          --------         --------         --------         --------         --------
Operating Loss                             (19,182)         (21,415)          (4,206)          (1,269)          (1,392)
Other Income (Expense)                          78              112               --               --               --
                                          --------         --------         --------         --------         --------
Loss Before
  Minority Interest and
    Income Taxes                           (19,104)         (21,303)          (4,206)          (1,269)          (1,392)
Minority Interest                            2,406              263               76               --               --
                                          --------         --------         --------         --------         --------
Loss from Continuing
 Operations Before Income Taxes            (16,698)         (21,040)          (4,130)          (1,269)          (1,392)
Benefit For
  Income Taxes                              (2,688)          (8,184)          (1,615)            (485)            (539)
                                          --------         --------         --------         --------         --------
Loss from Continuing
   Operations                              (14,010)         (12,856)          (2,515)            (784)            (853)
Net Income (Loss) from
 Discontinued Operations                    (1,730)           6,490            4,567            5,611            5,133
                                          --------         --------         --------         --------         --------
Net Income (Loss)                         $(15,740)        $ (6,366)        $  2,052         $  4,827         $  4,280
                                          ========         ========         ========         ========         ========

Loss Per Share
 From Continuing Operations               $  (3.05)        $  (2.71)        $  (0.53)        $  (0.16)        $  (0.18)
Earnings (Loss) Per Share
 From Discontinued Operations                (0.38)            1.37             0.96             1.17             1.06
                                          --------         --------         --------         --------         --------
Earnings (Loss) Per Share                 $  (3.43)        $  (1.34)        $   0.43         $   1.01         $   0.88
                                          ========         ========         ========         ========         ========
Weighted Average Shares
  Outstanding                                4,591            4,737            4,781            4,779            4,850
                                          ========         ========         ========         ========         ========


                                                       SELECTED OPERATING DATA
                                                       (DOLLARS IN THOUSANDS)

                                                                        YEARS ENDED DECEMBER 31,
                                                                        ------------------------
                                             1999              1998            1997             1996            1995
                                             ----              ----            ----             ----            ----
RETAIL DISTRIBUTION
  MANUFACTURED HOMES
Operating Data (Units):
  New Orders(2)                                390              366              180               --             --
  Closings(1)                                  356              239              208               --             --
  Backlog(3)(5)                                201              167               40               --             --
Average Revenue Per Closing                $    58          $    52          $    41               --             --
Sales Value Of Backlog                     $15,801          $10,889          $ 2,365               --             --




                                                  SELECTED QUARTERLY FINANCIAL DATA
                                            (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                        THREE MONTHS ENDED
                                                                        ------------------

                                                         DEC. 31,          SEPT. 30,         JUNE 30,        MARCH 31,
                                                           1999              1999              1999            1999
                                                           ----              ----              ----            ----
INCOME STATEMENT DATA:
Net Revenues(1)                                        $  5,479          $  4,858          $  5,641          $  4,573
Cost Of Sales                                             6,027             4,495             5,039             3,890
Asset Impairment                                            753                --                --                --
Interest                                                    886               672               721               976
Selling, General and Administrative
  Expenses                                                4,791             4,220             3,708             3,555
                                                       --------          --------          --------          --------
Operating Loss                                           (6,978)           (4,529)           (3,827)           (3,848)
Other Income (Expense)                                       (4)               27                36                19
                                                       --------          --------          --------          --------
Loss Before Minority
  Interest and Income Taxes                              (6,982)           (4,502)           (3,791)           (3,829)
Minority Interest                                         1,191               616               542                57
                                                       --------          --------          --------          --------
Loss From Continuing Operations
   Before Income Taxes                                   (5,791)           (3,886)           (3,249)           (3,772)
Provision (Benefit) For Income Taxes                        445              (838)             (856)           (1,439)
                                                       --------          --------          --------          --------
Loss from Continuing
   Operations                                            (6,236)           (3,048)           (2,393)           (2,333)
Income (Loss) from Discontinued Operations:
   Loss of entry level home segment,
     net of tax                                          (3,537)             (304)             (428)             (261)
   Income (loss) of luxury site built
     home segment, net of tax                            (3,465)            3,348             2,738               228
   Income (loss) of financial
     services segment, net of tax                           (98)               30               (16)               35
                                                       --------          --------          --------          --------
Net Income (Loss)                                      $(13,336)         $     26          $    (99)         $ (2,331)
                                                       ========          ========          ========          ========
Loss Per Share
   From Continuing Operations                          $  (1.36)         $  (0.66)         $  (0.52)         $  (0.51)
Earnings (Loss) Per Share
   From Discontinued Operations                           (1.54)             0.67              0.50                --
                                                       --------          --------          --------          --------
Earnings (Loss) Per Share                              $  (2.90)         $   0.01          $  (0.02)         $  (0.51)
                                                       ========          ========          ========          ========
Weighted Average Shares Outstanding                       4,591             4,591             4,591             4,591
                                                       ========          ========          ========          ========


                                                                              THREE MONTHS ENDED
                                                                              ------------------
                                                       DEC. 31,            SEPT. 30,         JUNE 30,            MARCH 31,
                                                         1998                1998              1998                1998
                                                         ----                ----              ----                ----
INCOME STATEMENT DATA:
Net Revenues(1)                                        $  4,892           $  4,542           $  2,047           $    930
Cost Of Sales                                             4,255              3,837              1,845                787
Asset Impairment                                          5,674                 --                 --                 --
Interest                                                    811              1,074                469                244
Selling, General and Administrative
  Expenses                                                4,993              3,654              3,493              2,690
                                                       --------           --------           --------           --------
Operating Loss                                          (10,841)            (4,023)            (3,760)            (2,791)
Other Income (Expense)                                     (135)                70                116                 61
                                                       --------           --------           --------           --------
Loss Before Minority Interest
  and Income Taxes                                      (10,976)            (3,953)            (3,644)            (2,730)
Minority Interest                                            20                 60                102                 81
                                                       --------           --------           --------           --------
Loss From Continuing
  Operations Before Income Taxes                        (10,956)            (3,893)            (3,542)            (2,649)
Benefit For Income Taxes                                 (4,137)            (1,550)            (1,415)            (1,082)
                                                       --------           --------           --------           --------
Loss from Continuing
   Operations                                            (6,819)            (2,343)            (2,127)            (1,567)
Income (Loss) from Discontinued
   Operations:
  Income (loss) of entry level home
    segment, net of tax                                     (66)                (7)              (166)                20
  Income (loss) of luxury site built
    home segment, net of tax                              1,112              2,913              2,252                435
  Income (loss) of financial services
    segment, net of tax                                      (3)                --                 --                 --
                                                       --------           --------           --------           --------
Net Income (Loss)                                      $ (5,776)          $    563           $    (41)          $ (1,112)
                                                       ========           ========           ========           ========
Loss Per Share
   From Continuing Operations                          $  (1.46)          $  (0.49)          $  (0.45)          $  (0.33)
Earnings Per Share
   From Discontinued Operations                            0.22               0.61               0.44               0.10
                                                       --------           --------           --------           --------
Earnings (Loss) Per Share                              $  (1.24)          $   0.12           $  (0.01)          $  (0.23)
                                                       ========           ========           ========           ========
Weighted Average Shares Outstanding                       4,655              4,752              4,765              4,776
                                                       ========           ========           ========           ========

SELECTED OPERATING DATA (UNITS)


                                                                                  THREE MONTHS ENDED
                                                                                  ------------------
                                                              DEC. 31,        SEPT. 30,          JUNE 30,         MARCH 31,
                                                                1999              1999              1999           1999
                                                                ----              ----              ----           ----

RETAIL DISTRIBUTION MANUFACTURED HOMES
New Orders(2)                                                      96               106               64             124
Closings(1)                                                        94                83              102              77
Backlog(3)                                                        201               199              176             214

                                                                                THREE MONTHS ENDED
                                                                                ------------------
                                                               DEC. 31,         SEPT. 30,          JUNE 30,        MARCH 31,
                                                                 1998              1998              1998            1998
                                                                 ----              ----              ----            ----

RETAIL DISTRIBUTION MANUFACTURED HOMES
New Orders(2)                                                      76               127               90              73
Closings(1)                                                        97                82               41              19
Backlog(3)                                                        167               188              143              94


(1)  Revenue from a sale is recognized upon the closing of the sale.

(2) New orders represent total new home orders received during the period, net of cancellations.

(3)  Backlog includes new orders that have not yet closed.


   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
            OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

         The following should be read in conjunction with the audited consolidated financial statements of Zaring National Corporation including the respective notes thereto, all of which are included in this Form 8-K.

  OVERVIEW

         The Company has plans to discontinue the operations of its Zaring Homes, Hearthside and Zaring Financial Services segments and will ultimately no longer be required to consolidate the results of the LLCs controlled by its principal shareholder. Accordingly, the continuing operations will consist of HomeMax, Inc. (retail distribution manufactured homes) and its parent Zaring National Corporation (corporate). The results of operations also include the results of the Zaring Homes, Hearthside, Zaring Financial Services and Majority Shareholder LLC segments as discontinued operations.

         The Company's business and the manufactured housing industry are subject to changes in national and local economic conditions, as well as other factors, including employment levels, availability of financing, interest rates, consumer confidence and housing demand. The Company's results of continuing operations for the periods presented include retail distribution manufactured homes and reflect, among others, the cyclical nature of that industry.

         The Company reported consolidated net revenues from continuing operations of $20.5 million for the year ending December 31, 1999 compared to $12.4 million in 1998, an increase of $8.1 million or 65.6%. The net loss from continuing operations for 1999 was $(14.0) million or $(3.05) per share, compared to a net loss of $(12.9) million or $(2.71) per share in 1998.

         The Company reported consolidated net revenues from continuing operations of $12.4 million for the year ending December 31, 1998 compared to $8.2 million in 1997, an increase of $4.2 million or 51.2%. The net loss from continuing operations for 1998 was $(12.9) million or $(2.71) per share, compared to a net loss of $(2.5) million or $(0.53) per share in 1997.

         Sales of the Company's homes generally are made pursuant to a standard sales contract, which requires a down payment of approximately 2% to 20% of the sales price. The standard sales contract typically includes a financing contingency that permits the purchaser to cancel if financing is unattainable within a specified period, usually less than six weeks. The contract may also include other contingencies such as the sale of an existing house.

Although the Company believes that substantially all backlog at December 31, 1999 will be completed and closed during 2000, there can be no assurance that such closings will occur. The Company experienced cancellations of its contracts from continuing operations at a rate of 71.2% and 58.2% during 1999 and 1998, respectively. Cancellations fluctuate due to, among others, buyer's expectations of mortgage interest rates and their ability to obtain the appropriate amount of financing. Trends in the Company's backlog are subject to change from period to period based upon economic conditions including consumer confidence levels, interest rates, and the availability of mortgages.

         Management has organized the Company in operating segments by the types of products offered. The following tables set forth for the years indicated, financial information regarding the Company's operating segments:


                                                                                    YEARS ENDED DECEMBER 31,
                                                                                    ------------------------
                                                                       1999                 1998                    1997
                                                                       ----                 ----                    ----
HOMEMAX
Retail Distribution Manufactured Homes
  Revenues                                                          $ 20,551              $ 12,411              $  8,209
  Cost of sales                                                       19,451                10,724                 6,920
  Asset impairment                                                       753                 5,674                    --
  Interest                                                             1,568                 1,807                   312
  Selling, general and administrative                                 11,688                11,704                 3,370
                                                                    --------              --------              --------
  Operating loss                                                     (12,909)              (17,498)               (2,393)
  Other income (expense)                                                  43                    (5)                  (28)
  Minority interest                                                    2,406                   263                    76
                                                                    --------              --------              --------
  Pretax Retail Distribution Loss                                    (10,460)              (17,240)               (2,345)
CORPORATE
  Interest                                                             1,687                   790                    --
  General and administrative                                           4,551                 3,010                 1,785
                                                                    --------              --------              --------
     Loss before income taxes and
       discontinued operations                                       (16,698)              (21,040)               (4,130)
  Benefit for income taxes                                            (2,688)               (8,184)               (1,615)
                                                                    --------              --------              --------
  Net loss before discontinued
    operations                                                       (14,010)              (12,856)               (2,515)
  Income (loss) from discontinued
    operations, net of tax                                            (1,730)                6,490                 4,567
                                                                    --------              --------              --------
     Net income (loss)                                              $(15,740)             $ (6,366)             $  2,052
                                                                    ========              ========              ========


         Other pertinent information regarding the Company's segment operations are as follows:

                                                               HOMEMAX
                                                               RETAIL
                                                             DISTRIBUTION                 CORPORATE                TOTAL
                                                             ------------                 ---------                -----

Segment assets:
  1999                                                          $24,004                    $18,432               $42,436
  1998                                                           23,152                     10,671                33,823
  1997                                                           12,044                      6,643                18,687
  Depreciation and
  amortization expense:
  1999                                                          $   946                    $   183               $ 1,129
  1998                                                            2,024                         --                 2,024
  1997                                                              134                         --                   134
  Expenditures for long-lived
  assets (excluding acquisitions):
  1999                                                          $   675                    $    --               $   675
  1998                                                           14,064                         --                14,064
  1997                                                            5,252                         --                 5,252

Reconciliation of segment assets to total assets:

                                                                                    1999            1998           1997
                                                                                    ----            ----           ----

         Total segment assets                                                     $ 42,436        $ 33,823      $ 18,687
         Elimination of inter-entity investments                                        65              (5)           --
         Cash*                                                                       7,102          14,133         4,160
         Net assets of discontinued operations                                      20,598          21,719        30,918
                                                                                  --------        --------      --------
         Total assets                                                             $ 70,201        $ 69,670      $ 53,765
                                                                                  ========        ========      ========

* Management excludes cash from assessing a segment's operating performance.

FISCAL 1999 COMPARED TO FISCAL 1998

CONTINUING OPERATIONS

         HOMEMAX (RETAIL DISTRIBUTION MANUFACTURED HOMES)

         Net revenues for the year ended December 31, 1999 increased $8.1 million to $20.6 million from $12.4 million for the year ended December 31, 1998. HomeMax closed 356 units in 1999 as compared to 239 units closed in 1998. The increase in net revenues is primarily attributable to additional unit sales as a result of the 12 sales villages being open for all of 1999 versus various partial years in 1998 along with an increase in the average unit sales price from $52 in 1998 to $58 in 1999. Nonetheless, unit sales were less than anticipated as a result of product transitioning and other operational changes resulting from the joint venture with American Homestar which was effective March 15, 1999.

         Gross profit was $1.1 million or 5.4% for the year ended December 31, 1999 as compared to $1.7 million or 13.6% for the same period in 1998. The decrease in gross profit percentage is due to increases in costs to facilitate the transition from the Champion product previously sold at the sales villages to American Homestar units as a result of the joint venture agreement and the composition of units sold.

         Interest expense was $1.6 million and $1.8 million for the years ended December 31, 1999 and 1998, respectively, a decrease of $0.2 million. As a percentage of revenues, interest expense decreased from 14.6% in 1998 to 7.6% in 1999. The decrease in interest expense is primarily attributable to the recapitalization of the operations in conjunction with the joint venture agreement which resulted in a net reduction of the interest bearing debt of HomeMax. Interest expense as a percentage of revenues declined primarily due to the increase in revenues and the decrease in interest expense in 1999.

         Selling, general and administrative expenses for HomeMax totaled $11.7 million in 1999 as compared to $11.7 million in 1998. Selling expenses were $3.0 million or 14.6% of revenues in 1999 compared to $3.0 million or 24.1% of revenues in 1998. General and administrative expenses were $8.7 million or 42.3% of revenues in 1999 as compared to $8.7 million or 70.2% of revenues in 1998. The decreases in selling, general and administrative expenses as a percentage of revenues is primarily due to increased revenues without corresponding increases in expenses. Expenses were essentially flat even though 12 villages were open during all of 1999, as compared to various partial years in 1998, due to various cost reduction initiatives at substantially all of the villages and reductions in depreciation and amortization due to the impairment loss recorded in 1998.

         In response to the actual and anticipated losses of HomeMax, management initiated efforts to consider alternatives to pre-existing growth strategies. In conjunction with these efforts, management determined the undiscounted estimated future cash flows of HomeMax were less than the carrying value of the associated long-lived assets. Accordingly, HomeMax adjusted the carrying value of the long-lived assets, including goodwill, other intangibles and sales villages to their estimated fair market value through the recognition of a provision for asset impairment of $5.7 million during the year ended December 31, 1998. During 1999, the Company adjusted the carrying value of one sales village to its estimated fair value through a recognition of a provision for asset impairment of $0.8 million. The estimated fair market value of the assets was based on anticipated future cash flows discounted at a rate commensurate with the risks, as well as reviews of comparable residual asset values. Two other sales villages which have never opened are being listed for sale at amounts in excess of the applicable carrying values.

         Effective March 15, 1999, American Homestar purchased a 25% interest in HomeMax. In 1998, certain employees were minority shareholders, however, they were redeemed in conjunction with the American Homestar venture arrangement. As a result of these changes in minority interest, the resulting minority interest in the losses of HomeMax increased $2.1 million to $2.4 million in 1999 as compared to $0.3 million in 1998.

         As a result of the foregoing, HomeMax reported a pretax loss of $(10.5) million for the year ended December 31, 1999, as compared to a $(17.2) million pretax loss for the year ended December 31, 1998.

         CORPORATE

         Corporate interest expense was $1.7 million in 1999 as compared to $0.8 million in 1998. The increase is due to the addition of the subordinated debt and a full year of the Provident Bank debt.

         Corporate general and administrative expenses were $4.6 million in 1999 as compared to $3.0 million in 1998. The increase in general and administrative expenses is primarily attributable to additional personnel, costs associated with new systems initiatives and Year 2000 compliance programs as well as other professional expenses. Corporate general and administrative expenses are not allocated to the Company's segments.

         PROVISION (CREDIT) FOR INCOME TAXES

         The income tax benefit associated with losses reported in 1999 and 1998 decreased from $8.2 million to $2.7 million primarily due to the losses of HomeMax subsequent to March 15, 1999 not being benefited for financial reporting purposes given these losses are no longer included in the consolidated tax return of the Company and the recognition of certain tax valuation allowances related to certain deferred tax assets recorded by HomeMax prior to March 15, 1999.

DISCONTINUED OPERATIONS

         ZARING HOMES (LUXURY SITE - BUILT HOMES)

         On November 13, 2000, the Board of Directors approved plans to discontinue the operations of the Zaring Homes segment. On December 1, 2000, the Company reached an agreement with The Drees Company (Drees), a privately-owned homebuilder located in northern Kentucky, to sell certain of the assets of the Zaring Homes Cincinnati, Nashville and Indianapolis divisions to Drees. On September 29, 2000, the Company sold certain of the assets of the Louisville division to Olympia Homes, LLC, a privately-owned homebuilder located in Louisville, Kentucky. On October 13, 2000, the Company sold certain of the assets of the Raleigh division to Drees and on November 13, 2000, the Company sold certain of the assets of the Charlotte division to St. Lawrence Homes, a privately-owned single family homebuilder headquartered in Raleigh, North Carolina. The Company expects to close on the sale of the net assets of the Cincinnati, Nashville and Indianapolis divisions by November 13, 2001. In the event the sale to Drees does not materialize, the Company will aggressively pursue other purchasers for these three divisions.

         Summary financial information of the Zaring Homes segment is as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                          ------------------------
                                                1999               1998                  1997
                                                ----               ----                  ----
Revenues                                      $284,602           $241,599              $214,042
Cost of sales                                  237,792            199,867               179,568
Incremental warranty provision                   2,806                --                    --
Interest allocation                              2,698              2,479                 2,698
Selling, general and administrative             36,880             28,256                24,346
                                              --------           --------              --------
Operating income                                 4,426             10,997                 7,430
Other income (expense)                              82                (14)                   15
                                              --------           --------              --------
Pretax income                                    4,508             10,983                 7,445
Provision for income taxes                       1,659              4,271                 2,911
                                              --------           --------              --------
Net income                                    $  2,849           $  6,712              $  4,534
                                              ========           ========              ========

         Net revenues for the year ended December 31, 1999 as compared to 1998 increased $43.0 million, or 17.8%. Zaring Homes delivered 1,004 homes in 1999, compared to 922 homes in 1998, an 8.9% increase. The increases in revenues and homes delivered were primarily due to the continued strength of the luxury housing market in substantially all of the Company's market areas. In addition, the average selling price per home increased 9.3% to $283 in 1999 from $259 in 1998.

         Gross profit dollars and percentages before incremental warranty provision and interest were $46.8 million and 16.4% in 1999 as compared to $41.7 million and 17.3% in 1998. Gross profit dollars increased between years primarily due to the increase in the number of homes delivered. Gross profit percentages, however, decreased primarily due to increased recurring warranty, subcontractor and other production related costs.

         The incremental warranty provision of $2.8 million, or approximately 1.0% of net revenues, represents the estimated cost of remediation of certain moisture and mold related issues noted in certain of the Company's luxury site-built homes in Mason, Ohio, net of estimated insurance recoveries.

         Interest expense increased $0.2 million in 1999 as compared to 1998. As a percentage of net revenues, interest expense remained essentially constant at 1.0%. The increase in interest expense is primarily attributable to increased borrowings. Interest expense as a percentage of net revenues, however, did not increase due to the increase noted in net revenues in 1999 as compared to 1998.

         As a percentage of revenues, selling expenses increased from 6.7% in 1998 to 7.7% in 1999. Selling expenses for the year ended December 31, 1999 increased $5.8 million as compared to the corresponding period in 1998. This increase was primarily due to increases in volume related expenses such as sales staffing and sales commissions. As a percentage of revenues, general and administrative expenses increased to 5.2% in 1999 from 5.0% in 1998. General and administrative expenses increased $2.8 million or 23.7% in 1999 compared to 1998, due primarily to increased staffing and payroll costs, additional office space and related expenses and costs associated with replacement of the core information system. As a percentage of revenues, selling, general and administrative expenses were 13.0% and 11.7% for the years ended December 31, 1999 and 1998, respectively.

         As a result of the foregoing, Zaring Homes reported pretax income of $4.5 million for the year ended December 31, 1999, a decrease of $6.5 million from the $11.0 million of income reported in the same period in 1998.

HEARTHSIDE HOMES (ENTRY LEVEL HOMES)

         On December 13, 1999, the Board of Directors approved plans to wind up the affairs of Hearthside. The disposal of Hearthside's assets through an orderly sales process was substantially complete as of December 13, 2000.

Summary financial information of Hearthside is as follows:

                                                                           YEARS ENDED DECEMBER 31,
                                                                           ------------------------
                                                                  1999              1998               1997
                                                                  ----              ----               ----

Revenues                                                       $ 30,231           $ 11,354          $  1,706
Cost of sales                                                    31,399              9,697             1,424
Interest allocation                                                 952                264                12
Selling, general and administrative                               3,296              1,755               216
                                                               --------           --------          --------
Operating income (loss)                                          (5,416)              (362)               54
Provision for discontinued operations                            (1,752)                --                --
                                                               --------           --------          --------
Pretax income (loss)                                             (7,168)              (362)               54
Provision (benefit) for income taxes                             (2,638)              (143)               21
                                                               --------           --------          --------
Net income (loss)                                              $ (4,530)          $   (219)         $     33
                                                               ========           ========          ========

         The 1999 net loss of $4.5 million includes provisions to write down assets to estimated net realizable values and estimated costs of discontinuing this segment's operations of approximately $1.75 million, before applicable tax benefits, whereas the 1998 net loss of $0.2 million represents the net loss of the segment as previously reported.

FINANCIAL SERVICES

         Upon closing the sale of the last remaining division of the Zaring Homes segment, the operations of the Zaring Financial Services segment will be discontinued.

         Summary financial information of the Zaring Financial Services segment is as follows:

                                                                          YEARS ENDED DECEMBER 31,
                                                                          ------------------------
                                                                   1999             1998              1997
                                                                   ----             ----              ----

Revenues                                                        $ 1,677           $   526           $   --
Expenses                                                          1,707               531               --
Interest                                                             48                --               --
                                                                -------           -------           ------
Pretax loss                                                         (78)               (5)              --
Benefit for income taxes                                            (29)               (2)              --
                                                                -------           -------           ------
Net loss                                                        $   (49)          $    (3)          $   --
                                                                =======           =======           ======

         In October 1998, the Company increased its ownership of Blue Chip from 50% to 100%. Accordingly, the financial results of Blue Chip subsequent to September 1998 are consolidated with the Company's activities. The Zaring Financial Services segment reported revenues of $1.7 million for the year ended December 31, 1999 as compared to $0.5 million in 1998. After deducting $1.8 million in expenses associated with the mortgage company operations in 1999 and $0.5 million in 1998, the financial services segment reported pretax losses of $0.05 million in 1999 and essentially break even in 1998, respectively.

MAJORITY SHAREHOLDER LLCS

         Leasing 99 LLC, Leasing LLC and Land LLC are limited liability companies owned by the Chairman of Zaring National Corporation. These companies purchase model homes and land and lease these assets to the Company until such time as the models are sold to third parties or land development commences. Upon closing the sale of the Zaring Homes divisions, the agreements between Zaring Homes and the Majority Shareholder LLCs will be terminated and the Majority Shareholder LLCs will enter into new agreements with the third party purchasers.

         Summary financial information of the Majority Shareholder LLCs is as follows:

                                                                         YEARS ENDED DECEMBER 31,
                                                                        ------------------------
                                                                 1999             1998              1997
                                                                 ----             ----              ----

  Revenues                                                      $2,836          $2,308            $   --
  Cost of Sales                                                  2,436           1,887                --
  Interest                                                       1,221             465                --
  Selling, general and administrative                              178             112                --
                                                                ------          ------             -----
  Operating loss                                                  (999)           (156)               --
  Other income                                                     750             560            $   --
  Minority interest                                                249            (404)               --
                                                                ------          -------           ------
                                                                $   --          $   --            $   --
                                                                ======          ======            ======

         Revenues and cost of sales are the result of ten model home closings in 1999 as compared to eight closings in 1998. Interest expense of $1.2 million in 1999 and $0.5 million in 1998 represents interest incurred related to model home and undeveloped land holdings. Other income, net represents rental income for model homes and land option payments from the Company net of income deferred until land parcels are sold to unrelated third parties. Deferred income of the LLCs was approximately $0.8 million in 1999 as compared to essentially no deferrals in 1998.

 FISCAL 1998 COMPARED TO FISCAL 1997

  CONTINUING OPERATIONS

     HOMEMAX, INC. (RETAIL DISTRIBUTION MANUFACTURED HOMES)
     Net revenues for the year ended December 31, 1998 increased $4.2 million to $12.4 million from $8.2 million for the year ended December 31, 1997. HomeMax closed 239 units in 1998, an increase of 14.9% from the 208 units closed in 1997. The increase in 1998 is due mainly to the fact that 12 sales villages were open as of December 31, 1998 compared to four sales villages open as of December 31, 1997. Sales of the new product have increased, as reflected in the backlog of 167 units as of December 31, 1998, compared to 40 units at December 31, 1997; however, the time from contract to close has lengthened due primarily to availability of land and receipt of customer financing approvals.

     Gross profit was $1.7 million or 13.6% for the year ended December 31, 1998 as compared to $1.3 million or 15.7% for the same period in 1997, a decrease of 2.1%. The decrease in gross profit percentage is due to increases in production expenses which were not able to be passed on to the consumer.

     Interest expense was $1.8 million and $0.3 million for the years ended December 31, 1998 and 1997, respectively, an increase of $1.5 million. As a percentage of revenues, interest expense increased from 3.8% in 1997 to 14.6% in 1998. This increase is due to the increase in the number of open HomeMax villages from four as of December 31, 1997 to 12 as of December 31, 1998. Each village necessitates a significant investment that includes sales office units, model units and related furnishings. Also contributing to the increase in interest expense is the increase in the number of units in backlog and the financing of the infrastructure expansion for selling and administrative initiatives.

     Selling, general and administrative expenses for HomeMax, including infrastructure costs to leverage the expansion efforts, totaled $11.7 million in 1998, compared to $3.4 million in 1997. At December 31, 1998, HomeMax operated twelve villages versus four villages at December 31, 1997. Selling expenses were $3.0 million or 24.1% of revenues in 1998 compared to $0.9 million or 11.0% of revenues in 1997. This increase is primarily due to start-up marketing and advertising costs. General and administrative expenses were $8.7 million in 1998 as compared to $2.5 million in 1997, an increase of $6.2 million. The increase in general and administrative expense was a direct result of the above mentioned expansion efforts of the HomeMax operations and noncapitalized costs associated with the replacement of the core information system.

     In response to the actual and anticipated losses of HomeMax, management initiated efforts to consider alternatives to pre-existing growth strategies. In conjunction with this, management determined the undiscounted estimated future cash flows of HomeMax were less than the associated carrying value of the long-lived assets. Accordingly, HomeMax adjusted the carrying value of the long-lived assets, including goodwill, other intangibles and sales villages to their estimated fair market value through the recognition of a provision for asset impairment of $5.7 million. The estimated fair market value of the assets was based on anticipated future cash flows discounted at a rate commensurate with the risks, as well as reviews of comparable residual asset values.

     As a result of the foregoing, HomeMax reported a pretax loss of $(17.2) million for the year ended December 31, 1998, as compared to a $(2.3) million pretax loss for the year ended December 31, 1997.

     Effective March 15, 1999 American Homestar Corporation acquired 25% of the outstanding common stock of HomeMax, Inc. from the Company and will make a subordinated loan to HomeMax, convertible into an additional 25% of HomeMax common stock. In addition, the Company has the option to sell and American Homestar has the option to buy the remaining 50% of HomeMax within three years at a defined price.

  CORPORATE

     Corporate interest expense relates to nine months of interest on the Provident Bank debt. Corporate had no debt outstanding in 1997.

     Corporate general and administrative expenses were $3.0 million in 1998 as compared to $1.8 million in 1997. This increase in general and administrative expenses is attributed to additional personnel to support expansion activities as well other professional expenses. Corporate general and administrative expenses are not allocated to the Company's segments.

DISCONTINUED OPERATIONS

     ZARING HOMES, INC. (LUXURY SITE-BUILT HOMES)

     On November 13, 2000, the Board of Directors approved plans to discontinue the operations of the Zaring Homes segment.

         Net revenues for the year ended December 31, 1998 as compared to 1997 increased $27.6 million, or 12.9%. Zaring Homes delivered 922 homes in 1998, compared to 879 homes in 1997, a 4.9% increase. The increases in revenues and homes delivered were primarily due to the continued strength of the luxury housing market and 182 closings in the expansion cities of Charlotte and Louisville, in 1998, as compared to 77 closings in 1997. In addition, the average selling price of a home increased 7.5% to $259 in 1998 from $241 in 1997.

         Gross profit increased $7.3 million or 21.1% for the year ended December 31, 1998 as compared to the corresponding period in 1997. Gross profit as a percentage of revenue increased 1.2% to 17.3% of revenues in 1998. The increase in gross profit is attributable to, among other factors, the closing of contracts with higher margins, decreased subcontractor and other production costs coupled with strong overall market conditions.

         Interest expense decreased $0.2 million for the year ended December 31, 1998, compared to the same period in 1997. As a percentage of revenues interest expense decreased from 1.3% in 1997 to 1.0% in 1998. This decrease is mainly attributable to overall lower levels of borrowings by Zaring Homes.

         As a percentage of revenue, selling expenses decreased from 7.0% in 1997 to 6.7% in 1998. Selling expenses for the year ended December 31, 1998 increased $1.3 million as compared to the corresponding periods in 1997. This increase was primarily due to increases in volume related expenses such as sales staffing, design center expenses and sales commissions. As a percentage of revenues, general and administrative expenses increased to 5.0% in 1998 from 4.4% in 1997. General and administrative expenses increased $2.6 million or 27.8% in 1998 compared to 1997, due primarily to increased payroll costs, additional office space and related expenses and costs associated with the replacement of the core information system. As a percentage of revenues, selling, general and administrative expenses were 11.7% and 11.4% for the years ended December 31, 1998 and 1997, respectively.

         As a result of the foregoing, Zaring Homes reported pretax income of $11.0 million or 4.5% of net revenues for the year ended December 31, 1998, an increase of $3.5 million or 47.5% from the same period in 1997.

   HEARTHSIDE HOMES (ENTRY LEVEL HOMES)

         On December 13, 1999, the Board of Directors of the Company approved plans to wind up the affairs of Hearthside. The net loss of this discontinued operation was $0.2 million in 1998 as compared to essentially breakeven operations in 1997.

  FINANCIAL SERVICES

         Upon closing the sale of the last remaining division of the Zaring Homes segment, the operations of the Zaring Financial Services segment will be discontinued.

         In October 1998, the Company increased its ownership of Blue Chip from 50% to 100%. Accordingly, the financial results of Blue Chip subsequent to September are consolidated with the Company's activities. Both revenues and expenses during this period approximated $0.5 million resulting in a pretax breakeven.

  MAJORITY SHAREHOLDER LLCS

         Upon closing the sale of the Zaring Homes divisions, the agreements between Zaring Homes and the majority Shareholder LLCs will be terminated and the ongoing Shareholder LLCs will enter into new agreements with the third party purchasers.

         Leasing LLC and Land LLC are limited liability companies owned by the Chairman of Zaring National Corporation. These companies purchase model homes and land and lease these assets to the Company until such time as the models are sold to third parties or land development commences. Revenues and costs of sales are the result of eight model home closings in 1998. Interest expense of $.5 million represents interest incurred related to model homes and undeveloped land holdings. Other income, net represents primarily rental income from model homes as well as certain land option payments from the Company, net of income deferred until land parcels are sold to unrelated third parties.

LOAN AGREEMENTS

         The Company's loan agreements and other financing arrangements related to continuing operations include:

- Manufactured housing floor plan facilities for inventory and display models, subject to repayment upon the earlier of sale or certain periods subsequent to the initial borrowings, at variable interest rates which approximated 9.0% at December 31, 1999. Approximately $9.9 million was outstanding as of December 31, 1999.

- HomeMax working capital credit agreement, $15.0 million available and outstanding at December 31, 1999, at prime plus 1% (9.5% at December 31,
     1999), payable in annual installments of $1.47 million commencing in March 2000, with the remainder due the earlier of September 15, 2000 or 90 days following the sale of HomeMax (as defined).

- Subordinated notes payable due to the Company's Chairman and to American Homestar Corporation, $9.0 million outstanding as of December 31, 1999, interest at 6% to prime plus 1 5/8%, payable in 2002. The $4.0 million due to American Homestar is convertible into an additional 25% equity interest in HomeMax at the discretion of American Homestar.

The Company's loan agreements and other financing arrangements related to discontinued operations include:

- A $72.5 million revolving credit facility with banks, available borrowings limited by the borrowing base (as defined) and the Company's outstanding letters of credit. As of December 31, 1999 revolving credit borrowings approximated $61.2 million with approximately $8.5 million of available borrowings. The interest rate on the revolving credit facility was 8.76% at December 31, 1999.

- Bank and other term notes, approximately $10.2 million outstanding as of December 31, 1999, at rates ranging from 7.95% to 12.0%, payable through 2005.

- Revolving credit agreement of Zaring Financial Services, available borrowings of up to $5.0 million with approximately $3.2 million outstanding at December 31, 1999. Interest is at prime less 1/4% (8.25% at December 31, 1999).

- Financing provided by LLCs owned by the Company's Chairman, approximately $17.6 million outstanding as of December 31, 1999 at variable rates of LIBOR plus 1.75% to 2.25%, payable through March 2002 or upon sale of the model homes or land, as applicable.

         The Company's $87.5 million syndicated credit facility comprised of the $72.5 million revolving credit and an original $15.0 million term loan ($4.5 million outstanding as of December 31, 1999) includes various provisions which require, among others, that the Company maintain certain levels of tangible net worth, and cash flow from operations as well as limiting the Company's levels of debt and equity. (See also Capital Resources and Liquidity for additional discussions).

         During 1999 and subsequent to yearend the Company was unable to comply with certain covenants included in its credit agreements. The banks initially provided a forbearance agreement which extended to April 14, 2000. Concurrent with the expiration of the forbearance agreement, the Company negotiated a third amendment to the loan agreements with its banks. The amendment to the syndicated credit facility includes the following modifications:

-    The maturity date of the facilities was revised to March 31, 2001

- Maximum available borrowings under the revolving credit facility of $72.5 million as of March 31, 2000 were reduced by $5.0 million on July 2, 2000, $5.0 million on October 1, 2000 and an additional $10.0 million on October 13, 2000.

- Interest rates were adjusted to prime plus 1% through August 31, 2000, with an increase to prime plus 2% if borrowings under the revolving credit facility exceed $40.0 million on September 1, 2000, an increase to prime plus 3% if revolver borrowings exceed $25.0 million on November 1, 2000 and prime plus 4% if revolver borrowings exceed $5.0 million on January 1, 2000. Default rates, if applicable, will be 3% above the interest rate in effect.

- The third amendment revises preexisting provisions which required, among others, that the Company maintain certain minimum levels of tangible net worth and cash flows from operations to certain fixed charges as well as limiting the Company's ratio of debt to equity, all as defined per the terms of the agreement. The amendment also established limitations on the number of market and model homes maintained in inventory, land acquisition and deviations from expected cash flows (as defined).

-    Waivers for loan violations occurring prior to April 14, 2000.

COMMITMENTS

         As of December 31, 1999 and December 31, 1998, the Company had committed to purchase residential lots from third parties in the aggregate amount of $42.7 million and $22.1 million, respectively, through 2005.

         These commitments relate primarily to the discontinued Zaring Homes and Hearthside segments. Subsequent to December 31, 1999, the Company is negotiating the transfer and/or termination of these commitments with the owners of the lots and the purchasers of certain of the assets of the Zaring Homes segment. As of December 15, 2000, these commitments approximate $8.1 million.

         As of December 31, 1999, the Company also had commitments under various operating leases in the aggregate amount of $12.3 million payable over a thirteen-year period.

CAPITAL RESOURCES AND LIQUIDITY

         The Company had cash of $7.1 million as of December 31, 1999 as compared to $14.1 million available as of December 31, 1998. These amounts are available to fund ongoing operations of the Company.

         Net cash used in continuing operations in 1999 approximated $20.7 million as compared to approximately $14.0 million in 1998. Net cash used in 1999 is primarily attributable to the net loss ($15.7 million) and increases in inventories ($4.0 million) and other net changes in certain assets and liabilities ($5.1 million) offset by increases in trade payables, accruals and deposits ($1.9 million).

         Net cash provided by (used in) investing activities of continuing operations increased from a net use of $12.0 million in 1998 to $1.8 million provided by investing activities in 1999. This is primarily attributable to additions to property, equipment and sales villages of $0.5 million in 1999 versus $13.8 million in 1998, an increase of $1.0 million in proceeds from sales of property and equipment and a decrease of $0.4 million in distributions from the joint venture.

         Net cash provided by financing activities of continuing operations decreased to $12.4 million in 1999 from $20.3 million in 1998. Net sources of financing in 1999 consisted primarily of additional net borrowings from the manufactured housing floor plan ($2.3 million) and subordinated debt provided by the Company's Chairman and American Homestar ($9.0 million).

         The Company has embarked on an asset reduction plan to provide internally generated funds to be utilized for 2000 operating initiatives. The plan consists of, among others:

- Selling the remaining assets of Hearthside and winding up the related operations; substantially complete as of December 15, 2000

- Selling certain model homes to the Company's Chairman; substantially complete as of December 15, 2000

-        Reducing the number of market homes per community

- Selling certain idle HomeMax sales villages; completed during the second quarter of 2000

-        Deferring certain land development initiatives

- Selling certain other homebuilding operations; As previously discussed, on December 1, 2000, the Company signed an agreement with Drees whereby a Drees subsidiary will acquire substantially all of the site-built homebuilding assets of Zaring Homes in its Cincinnati, Nashville and Indianapolis markets at book value, as defined. Under the terms of the agreement, Drees will obtain Zaring Homes' tradenames, trademarks and home plans in these markets. Zaring Homes will retain warranty responsibility for all homes closed prior to the sale to Drees. The sale is expected to close during the first quarter of 2001. On September 29, 2000, the Company sold certain of the net assets of its Louisville division to Olympia Homes for approximately $6.3 million. On October 13, 2000, the Company sold certain of the net assets of its Raleigh division to Drees for approximately $11.0 million. In addition, on November 13, 2000, the Company sold certain of the net assets of its Charlotte division to St. Lawrence Homes for approximately $3.3 million.

         The Company was not in compliance with certain of the terms and conditions of certain of its credit agreements at September 30, 2000. Management intends to discuss the potential covenant violations with its lenders and secure waivers or otherwise amend the agreements to enable compliance through at least the date of the expected sale to Drees. In addition, management is of the opinion that its present cash balances, amounts available from its credit agreements and amounts generated from its asset reduction plans will provide adequate funds for its future operations through the date of the sale to Drees provided such sale occurs no later than the first quarter of 2001. However, there can be no assurances that the banks will provide waivers or otherwise amend the credit agreements or continue to provide financing to the Company. In the event the banks do not agree to provide waivers or otherwise amend the credit agreements and accelerate payments due per the agreement, the Company will encounter great difficulty in meeting the demands of the banks and will need to evaluate various forms of financial reorganizations, the most severe of which could include bankruptcy. In addition, losses from continuing operations are anticipated and there are no assurances the Company would be able to secure capital or other financing to fund these losses. Although management is pursuing various initiatives to sell certain or all of its operations there are no assurances the net proceeds would be sufficient to pay all creditors or provide any distributions to the Company's shareholders.

         As of November 1, 2000 borrowings under the revolving credit facility were approximately $39.3 million, accordingly interest rates were adjusted to prime plus 3.0%. Further, as of December 15, 2000, management believes borrowings under the revolving credit facility will exceed $5.0 million on January 1, 2001. If borrowings exceed $5.0 million on January 1, 2000, interest rates will be adjusted to prime plus 4.0% through the maturity of the facility.

         PROVISIONS FOR WRITEDOWN TO NET REALIZABLE VALUE

         The Company periodically reviews the value of assets held by its reporting segments, including: land, inventories, property and equipment, and intangibles and determines whether any write-downs need to be recorded to reflect declines in value. The estimated net realizable value of real estate inventories and property and equipment represents management's estimate based on present plans and intentions, selling prices in the ordinary course of business and anticipated economic and market conditions. Accordingly, the realization of the value of the Company's real estate inventories and certain intangibles is dependent upon future events and conditions that may cause actual results to differ from amounts presently estimated.

         As previously discussed, in response to the actual and anticipated losses of HomeMax, management initiated efforts to consider alternatives to the pre-existing growth strategies. In conjunction with this, management determined the undiscounted estimated future cash flows of HomeMax were less than the carrying value of the associated long-lived assets. Accordingly, HomeMax adjusted the carrying value of the long-lived assets, including goodwill, other intangibles and sales villages to their estimated fair market value through the recognition of a provision for asset impairment of $5.7 million during 1998. The estimated fair market value of the assets was based on anticipated future cash flows discounted at a rate commensurate with the risk, as well as reviews of comparable residual asset values. During 1999, the Company adjusted the carrying value of one sales village to its estimated fair value through the recognition of a provision for asset impairment of $0.8 million. The village was sold in January, 2000.

         Through the third quarter of 2000, the losses of HomeMax continued to adversely impact the consolidated results of the Company. In response to the actual and anticipated prospective losses, the Company again determined the undiscounted estimated future cash flows of HomeMax were less than the carrying value of the long-lived assets of HomeMax. Accordingly, in the third quarter of 2000, the Company adjusted the carrying values of the long-lived assets of HomeMax to their estimated fair market value through the recognition of an additional provision for asset impairment of approximately $6.3 million. The estimated fair value of the assets was based on reviews of comparable residual asset values.

         In 1999, the Company established a valuation allowance primarily related to deferred tax assets associated with HomeMax which may ultimately be impaired unless prospective taxable income is realized. During the quarter ended September 30, 2000, the Company recorded an additional valuation allowance of $10.6 million. The 2000 valuation allowance was allocated among continuing and discontinued operations based on the origin of the timing items in amounts approximating $6.2 million and $4.4 million, respectively. The recognition of the valuation allowance is primarily attributable to the fact that previously recorded deferred tax assets will only be realized through prospective taxable income and there are substantial uncertainties relative to the prospects of realizing such taxable income.

         INFLATION

         Housing demand, in general, is affected adversely by increases in interest rates. If mortgage interest rates, material and labor costs increase significantly, the Company's revenues, gross profit, and net income could be adversely affected.

         CONTINGENCIES

         During the third quarter of 1999, the Company became aware that entrapped moisture had resulted in mold or mildew developing in certain brick-faced, exterior walls in homes where tar paper was used as a vapor barrier as required by the City of Mason, Ohio's Building Code. The Company believes a combination of factors in the construction process caused conditions that led to the abnormal entrapment or moisture; however; the tar paper is believed to be a contributing factor. The Company is diligently investigating appropriate procedures to correct the situation, including, but not limited to, the removal and replacement of exterior brick and the treatment of internal wall areas to the installation of ventilation louvers. The Company has commenced discussions with insurance carriers and other pertinent parties to address the potential financial impacts of the moisture items.

         As of December 31, 1999 and through September 30, 2000, the Company estimates the cost of remediation at approximately $3.8 million. Certain of the costs associated with the remediation efforts are subject to recovery through the Company's insurance. To date, the Company's primary carrier has accepted certain coverage, however, the excess insurance carrier has to date denied coverage. The Company continues to vigorously pursue its rights under the insurance policies. In the opinion of management and legal counsel it is remote that insurance recoveries will be less than $1.0 million. Accordingly, as of December 31, 1999, the Company has recorded the estimated accrued warranty of $3.8 million, the estimated recovery of $1.0 million and the resulting incremental warranty expense of $2.8 million. Through September 30, 2000, the Company received insurance proceeds of approximately $432. Adjustments to the estimated costs of remediation as well as the related minimum insurance recoveries will be recorded in the periods in which the facts and circumstances which warrant such adjustments become known.

         As of September 30, 2000, of the total estimated remediation costs of $3.8 million, the Company had contractual remediation costs of approximately $2.9 million with certain homeowners in the communities. In March 2000, a class action suit was filed by a homeowner in one of the communities which claimed damages of more than $25, along with other treble and punitive damages and other costs. The Company intends to vigorously defend this matter. However, given the preliminary nature of the case, the uncertainty relative to the potential costs of remediation and the uncertainties relative to the scope of insurance coverage available, the Company is currently uncertain as to the magnitude of the potential uninsured liability associated with the case. Accordingly, adjustments to the estimated costs of remediation as well as the related minimum insurance recoveries will be recorded in the periods in which the facts and circumstances which warrant such adjustments become known.

RESULTS OF YEAR 2000 COMPLIANCE PROGRAM - To date, the Company has not experienced any significant business disruptions as a result of the Year 2000. The Company continues to monitor its major business application in order to be able to prevent or detect potential problems or concerns.

CAUTIONARY STATEMENT

         Certain statements contained in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" section that are not related to historical results are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties. Any forward-looking statements made by the Company herein and in future reports and statements are not guarantees of future performance and actual results may differ materially from those in forward-looking statements as a result of various factors. These forward looking statements involve risks and uncertainties including but not limited to those referred to under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations; Cautionary Statements On Forward Looking Information" in the Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1998, filed with the Securities and Exchange Commission. Readers should carefully review those risk factors and uncertainties in conjunction with reading this Management's Discussion and Analysis of Financial Condition and Results of Operations.


  INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants                                          F-1
Consolidated Balance Sheets as of December 31, 1999 and 1998 (as restated)        F-2
Consolidated Statements of Operations for the Years Ended December 31,
  1999, 1998 and 1997 (as restated)                                               F-3
Consolidated Statements of Shareholders' Equity for the Years Ended
  December 31, 1999, 1998 and 1997 (as restated)                                  F-4
Consolidated Statements of Cash Flows for the Years Ended December 31,
  1999, 1998 and 1997 (as restated)                                               F-5
Notes to Consolidated Financial Statements (as restated)                          F-6

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Zaring National Corporation:

         We have audited the accompanying consolidated balance sheets of ZARING NATIONAL CORPORATION AND SUBSIDIARIES (Note 1) as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zaring National Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

         As discussed further in Note 1, subsequent to March 27, 2000, the date of our original report, the Company has incurred losses of approximately $20.4 million during the nine months ended September 30, 2000 based on unaudited interim financial statements, announced plans to discontinue the operations of Zaring Homes, Inc. and Zaring Financial Services, is in violation of certain loan covenants that give the lenders the right to accelerate the due date of their loans and continues to experience losses from its continuing operations. These factors, among others, create a substantial doubt about the Company's ability to continue as a going concern and an uncertainty as to the recoverability of recorded asset amounts and the amounts of liabilities. The accompanying financial statements do not include any adjustments relating to the recoverability of asset carrying amounts or the amount of liabilities that might result should the Company be unable to continue as a going concern.

                                         ARTHUR ANDERSEN LLP


Cincinnati, Ohio,
December 15, 2000

                           ZARING NATIONAL CORPORATION

                CONSOLIDATED BALANCE SHEETS (AS RESTATED, NOTE 1)

                        AS OF DECEMBER 31, 1999 AND 1998
                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                        1999                 1998
                                                                       ------               ------

                                     ASSETS

CASH                                                                 $  7,102               $ 14,133
RECEIVABLES:
  Related parties                                                         828                     67
  Note from American Homestar Corporation                               4,400                     --
  Manufactured housing rebates and other                                  124                    531
INVENTORIES:
  Retail distribution manufactured homes                                6,147                  2,457
  Model homes                                                           6,556                  5,911
  Finished lots                                                            --                    379
PROPERTY AND EQUIPMENT, net                                               954                    832
HOMEMAX SALES VILLAGES, net                                             9,352                 12,687
INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED
  JOINT VENTURES                                                           --                    201
FUTURE TAX BENEFIT AND ESTIMATED TAX REFUNDS                           10,856                  6,053
CASH SURRENDER VALUE OF LIFE INSURANCE AND OTHER ASSETS                 3,284                  4,700
NET ASSETS OF DISCONTINUED OPERATIONS (Note 13)                        20,598                 21,719
                                                                     --------               --------
                                                                     $ 70,201               $ 69,670
                                                                     ========               ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
  Manufactured housing floor plan facility                           $  9,855               $  7,082
  Term notes payable                                                   15,000                 15,000
  Accounts payable                                                      2,083                  1,995
  Accrued liabilities                                                   3,539                  2,218
  Customer deposits                                                     1,150                    592
  Deferred gain                                                         1,765                     --
                                                                     --------               --------
         Total liabilities before subordinated debt
           and minority interest                                       33,392                 26,887
                                                                     --------               --------
SUBORDINATED DEBT                                                       9,000                     --
                                                                     --------               --------
MINORITY INTEREST IN CONSOLIDATED ENTITIES                                766                     --
                                                                     --------               --------
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
  Preferred shares, no par value, 2,000,000 shares
    authorized, none issued or outstanding                                 --                     --
  Common shares, no par value, 18,000,000 shares
    authorized, 4,591,488 issued and
    outstanding at December 31, 1999 and 1998                          24,957                 24,957
  Additional paid-in capital                                            4,286                  4,286
  Retained earnings (deficit)                                          (2,200)                13,540
                                                                     --------               --------
         Total shareholders' equity                                    27,043                 42,783
                                                                     --------               --------
                                                                     $ 70,201               $ 69,670
                                                                     ========               ========



           The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                           ZARING NATIONAL CORPORATION

           CONSOLIDATED STATEMENTS OF OPERATIONS (AS RESTATED, NOTE 1)

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                 1999             1998               1997
                                                                ------           ------             ------

NET REVENUES:
  Retail distribution manufactured homes                    $    20,551        $   12,411        $    8,209
                                                            -----------------------------------------------
         Total net revenues                                      20,551            12,411             8,209
                                                            -----------------------------------------------
EXPENSES:
  Cost of sales retail distribution
    manufactured homes                                           19,451             10,724             6,920
  Asset impairment (Note 2 (d))                                     753              5,674                --
  Interest                                                        3,255              2,598               312
  Selling                                                         3,544              3,080               881
  General and administrative                                     12,730             11,750             4,302
                                                            -----------        -----------       -----------
         Total expenses                                          39,733             33,826            12,415
                                                            -----------        -----------       -----------
           Operating loss                                       (19,182)           (21,415)           (4,206)

OTHER INCOME (EXPENSE):
  Income from unconsolidated joint ventures                          51                242                33
  Other, net                                                         27               (130)              (33)
                                                            -----------        -----------       -----------
                                                                     78                112                --
                                                            -----------        -----------       -----------
    Loss from continuing operations
      before minority interest and
      benefit for income taxes                                  (19,104)           (21,303)           (4,206)
MINORITY INTEREST IN CONSOLIDATED ENTITIES                        2,406                263                76
                                                            -----------        -----------       -----------
    Loss from continuing operations
      before benefit for income
      taxes                                                     (16,698)           (21,040)           (4,130)
BENEFIT FOR INCOME TAXES                                         (2,688)            (8,184)           (1,615)
                                                            -----------        -----------       -----------
         Net loss from continuing
           operations                                           (14,010)           (12,856)           (2,515)

DISCONTINUED OPERATIONS (Note 13):
  Income (loss) of entry
    level home segment, net of tax                               (4,530)              (219)               33
  Income of luxury site built
    home segment, net of tax                                      2,849              6,712             4,534
  Income (loss) of financial services
    segment, net of tax                                             (49)                (3)               --
                                                            -----------        -----------       -----------

           Net income (loss)                                $   (15,740)       $    (6,366)      $     2,052
                                                            ===========        ===========       ===========

BASIC AND DILUTED LOSS PER
  COMMON SHARE FROM CONTINUING OPERATIONS                   $     (3.05)       $     (2.71)      $     (0.53)
                                                            ===========        ===========       ===========

BASIC AND DILUTED EARNINGS (LOSS) PER
  COMMON SHARE FROM DISCONTINUED OPERATIONS                 $     (0.38)       $      1.37       $      0.96
                                                            ===========        ===========       ===========

BASIC AND DILUTED EARNINGS (LOSS) PER
  COMMON SHARE                                              $     (3.43)       $     (1.34)      $      0.43
                                                            ===========        ===========       ===========

WEIGHTED AVERAGE SHARES OUTSTANDING                           4,591,488          4,737,220         4,780,931
                                                            ===========        ===========       ===========



           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                           ZARING NATIONAL CORPORATION

      CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (AS RESTATED, NOTE 1)

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)


                                                      SHARES                         ADDITIONAL   RETAINED
                                            ------------------------     COMMON       PAID-IN     EARNINGS    TREASURY
                                               COMMON       TREASURY     SHARES       CAPITAL    (DEFICIT)     SHARES        TOTAL
                                             ----------     --------     --------     -------     --------     -------     --------

BALANCE, December 31, 1996                    5,036,480     (255,370)    $ 25,146     $ 7,687     $ 17,854     $(2,006)    $ 48,681

Purchase of common and treasury
  shares                                           (253)         (30)          --          (3)          --          --           (3)

Retirement of common and
  treasury shares                              (255,439)     255,400           --      (2,006)          --       2,006           --

Net income                                           --           --           --          --        2,052          --        2,052
                                             ----------     --------     --------     -------     --------     -------     --------

BALANCE, December 31, 1997                    4,780,788           --       25,146       5,678       19,906          --       50,730

Purchase and retirement of
  common shares                                (189,300)          --         (189)     (1,392)          --          --       (1,581)

Net loss                                             --           --           --          --       (6,366)         --       (6,366)
                                             ----------     --------     --------     -------     --------     -------     --------

BALANCE, December 31, 1998                    4,591,488           --       24,957       4,286       13,540          --       42,783

Net loss                                             --           --           --          --      (15,740)         --      (15,740)
                                             ----------     --------     --------     -------     --------     -------     --------

BALANCE, December 31, 1999                    4,591,488           --     $ 24,957     $ 4,286     $ (2,200)    $    --     $ 27,043
                                             ==========     ========     ========     =======     ========     =======     ========



           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                           ZARING NATIONAL CORPORATION
           CONSOLIDATED STATEMENTS OF CASH FLOWS (AS RESTATED, NOTE 1)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                         1999                 1998               1997
                                                                        ------              -------            -------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                      $(15,740)           $ (6,366)           $  2,052
Adjustments to reconcile net income (loss)
  to cash used in continuing operations --
  Loss (income) from discontinued operations                              1,730              (6,490)             (4,567)
  Depreciation and amortization                                           1,129               2,024                 134
  Asset impairment                                                          753               5,674                  --
  Tax valuation allowance                                                 1,106                  --                  --
  Income from unconsolidated joint ventures                                 (51)               (242)                (33)
  Minority interest in consolidated entities                             (2,406)               (263)                (76)
Changes in assets and liabilities,
    excluding effects of acquisitions--
         Future tax benefit and estimated tax refunds                    (5,909)             (4,995)               (383)
         Receivables                                                       (354)              1,087              (1,517)
         Inventories                                                     (3,956)             (5,232)                273
         Cash surrender value of life insurance
           and other assets                                               1,166              (1,414)             (1,547)
         Accounts payable and accrued liabilities                         1,295               1,747              (1,145)
         Customer deposits                                                  558                 447                (112)
         Income taxes payable                                                --                  --                (107)
                                                                       --------            --------            --------
           Net cash used in operating activities
            of continuing operations                                    (20,679)            (14,023)             (7,028)
                                                                       --------            --------            --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment and
  sales villages, net                                                      (565)            (13,835)             (5,252)
Proceeds from the sale of property and
  equipment                                                               2,146               1,139                  --
Distributions from unconsolidated joint
  ventures                                                                  252                 663                 497
Acquisitions of manufactured housing retailers                               --                  --              (2,438)
                                                                       --------            --------            --------
           Net cash provided by (used in)
            investing activities of continuing
            operations                                                    1,833             (12,033)             (7,193)
                                                                       --------            --------            --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable                                              27,574              27,429                  --
Repayments on notes payable                                             (15,801)             (5,347)                 --
Purchase and retirement of treasury shares                                   --              (1,581)                 (3)
Proceeds from (purchase of) minority
  interest, net                                                             651                (161)                500
                                                                       --------            --------            --------
           Net cash provided by financing
             activities of continuing operations                         12,424              20,340                 497
                                                                       --------            --------            --------
DECREASE IN CASH                                                         (6,422)             (5,716)            (13,724)
Net cash provided by (used in) discontinued
  operations                                                               (609)             15,689              17,884
CASH, beginning of year                                                  14,133               4,160                  --
                                                                       --------            --------            --------
CASH, end of year                                                      $  7,102            $ 14,133            $  4,160
                                                                       ========            ========            ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Cash paid during the year for--
  Interest, net of amounts capitalized                                 $  8,036            $  5,818            $  3,202
  Income taxes                                                         $  1,171            $    915            $  1,844


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
  AND FINANCING ACTIVITIES:

During 1999, the Company received a note receivable in exchange for the sale of an investment in the HomeMax, Inc. subsidiary (Note 4)

Note receivable                                                        $4,400
Deferred gain                                                          (1,765)
Minority interest                                                      (2,521)
Accrued expenses                                                         (114)

During 1997, in connection with the reorganization of the Company, approximately $4,446 of net assets were distributed to the continuing operations and the Company acquired the following assets:

Fair value of assets acquired                                           $6,306
Liabilities assumed                                                     (3,868)
                                                                        -------
Cash paid for acquisitions                                              $2,438
                                                                        =======


           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                           ZARING NATIONAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998
                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

(1)  BASIS OF PRESENTATION

         (a) Organizational Considerations before Discontinued Operations--Effective in May 1997, Zaring National Corporation (an Ohio corporation) implemented the formation of a holding company structure which results in the accompanying consolidated financial statements including the accounts of Zaring National Corporation and subsidiaries (the Company). The subsidiaries of the Company include the following: Zaring Homes, Inc. and its subsidiaries, Zaring Homes of Indiana, LLC and Zaring Homes Kentucky, LLC; Zaring Holdings, Inc.; HomeMax Operating Properties, LLC; HomeMax, Inc. and its subsidiaries, HomeMax North Carolina, Inc., HomeMax Tennessee, Inc., HomeMax South Carolina, Inc., HomeMax Ohio, Inc., HM Properties, Inc., HomeMax Indiana, LLC and HomeMax Kentucky, LLC; Hearthside Homes, LLC; and Zaring Financial Services, LLC.

         The principal business of the Company's subsidiary, Zaring Homes, Inc. (Zaring Homes) is the designing, constructing, marketing and selling of single-family homes and the acquisition and development of land for sale as residential building lots in the midwest and southeast United States. Zaring Homes began operations in Cincinnati, Ohio in 1964 and commenced operations in Nashville, Tennessee in 1986. In 1994, operations commenced in Raleigh/Durham, North Carolina and Indianapolis, Indiana. In 1996, operations commenced in Louisville, Kentucky and Charlotte, North Carolina.

         In November 1996, the Company formed HomeMax, Inc. (HomeMax) for the purpose of entering into the retail distribution of manufactured housing. HomeMax, based in Raleigh, North Carolina, commenced operations in the first quarter of 1997 in conjunction with the acquisition of a retailer in the Raleigh market. During 1997, HomeMax acquired the assets of three manufactured housing retailers for approximately $2,438. The acquisitions were recorded using the purchase method of accounting. Accordingly, the Company made allocations of the purchase price based on fair values as of the dates of purchase. The excess of the cost of the acquired assets over their estimated fair value was recorded as goodwill (see Notes 2(d) and 4).

         Effective October 1, 1997, the Company, through its then newly formed subsidiary Hearthside Homes, LLC (Hearthside), acquired substantially all of the net operating assets of Legacy, Inc., an Indianapolis based builder of entry level single family homes for approximately $1,860. The Company also acquired the stock of Legacy Mortgage Corporation for approximately $138. Legacy Mortgage Corporation, doing business as Hearthside Home Mortgage, originated, processed and sold mortgages to third-party investors. The acquisitions were recorded using the purchase method of accounting.

         In June 1998, the Company's principal shareholder formed First Cincinnati Leasing LLC (Leasing LLC) and First Cincinnati Land LLC (Land LLC) to purchase and leaseback certain model homes and purchase certain undeveloped land, as applicable. In March, 1999, the Company's principal shareholder formed First Cincinnati Leasing 99, LLC (Leasing 99 LLC) to purchase and leaseback certain additional model homes. As a result of, among others, the principal shareholder's control of Leasing LLC, Leasing 99 LLC and Land LLC, the results of each of these entities have been consolidated with the Company's activities subsequent to their formation. The LLC's initial capitalization and related share of income is included as a component of minority interest in the accompanying consolidated financial statements.

         In October 1998, the Company increased its ownership of Blue Chip Mortgage Company, LLC (Blue Chip) from 50% to 100%. Accordingly, the financial results of Blue Chip subsequent to September 1998 are consolidated with the Company's activities whereas activities of Blue Chip prior to October 1998 were reported using the equity method of accounting. Effective April 1, 1999, Blue Chip and Legacy Mortgage Corporation were merged and renamed Zaring Financial Services, LLC (Zaring Financial Services). Zaring Financial Services processes and sells mortgages to third party lenders.

         All significant intercompany transactions and balances have been eliminated in consolidation.

         (b) Discontinued Operations--The Company has plans to discontinue the operations of Zaring Homes, Hearthside and Zaring Financial Services and will ultimately no longer be required to consolidate the results of the LLCs controlled by its principal shareholder. The net assets and results of operations of these segments are treated as discontinued operations for all periods presented and, accordingly, prior financial information has been restated to conform with the current treatment accorded. (see Notes 13 and 15)

         (c) Operating Initiatives--In 1999, the Company experienced losses in each of its operating segments. Through September 30, 2000, the Company incurred additional losses in each of its operating segments aggregating to approximately $20.4 million, based on its unaudited interim financial statements. In addition, the Company has been unable to comply with certain terms and conditions of its loan covenants despite its revenue growth. Management's plans to improve operating results and cashflow available to fund ongoing operations include initiatives to reduce certain assets, including the discontinuance of the operations of Zaring Homes, Hearthside and Zaring Financial Services (Note 13), reduce certain costs in each of its segments and modify the terms and conditions of its existing credit facilities (Note 5). In conjunction with the Company's asset reduction plans, during the first quarter of 2000, the Company announced that it had hired an investment banker to review various strategic alternatives including the sale of certain or all of its operations. Through December 15, 2000, the following have occurred relative to these initiatives:

- On September 29, 2000, the Company sold certain of the net assets of its Louisville division to Olympia Homes LLC for approximately $6.3 million. On October 13, 2000, the Company sold certain of the net assets of its Raleigh division to The Drees Company (Drees) for approximately $11.0 million. In addition, on November 13, 2000, the Company sold certain of the net assets of its Charlotte division to St. Lawrence Homes for approximately $3.3 million. Aggregate losses realized as a result of the sale of certain net assets associated with these three divisions approximated $0.8 million.

- On December 1, 2000, the Company entered into an agreement with Drees whereby a Drees subsidiary will purchase substantially all of the site-built homebuilding assets of Zaring Homes in its Cincinnati, Nashville and Indianapolis markets at book value, as defined. Under the terms of the agreement, Drees will obtain Zaring Homes' tradenames, trademarks and home plans in these markets. Zaring Homes will retain warranty responsibility for all homes closed prior to the sale to Drees. This transaction is expected to close during the first quarter of 2001

- During the first quarter of 2000, Zaring Homes sold certain model homes to First Cincinnati Leasing 2000 LLC for approximately $6.0 million. These models were then leased back by Zaring Homes.

- During the second quarter of 2000, the HomeMax subsidiary sold two unopened sales villages for approximately $0.8 million, resulting in a gain of approximately $0.5 million.

         As the Company's assets are sold, net proceeds have been or will be utilized to reduce outstanding debt and fund operations (see also Note 5).

         The continuing operations of the Company will consist of HomeMax, Inc. and its parent Zaring National Corporation. The Company will continue to review various operating initiatives with respect to its continuing operations and, to date, has not announced any formal plans for liquidation, Accordingly, the accompanying financial statements have been prepared on a going-concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. As a result of, among others, the factors noted, there are no assurances the Company can continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a) Inventories--Inventories are stated at the lower of cost or market. Costs include primarily acquisition costs and certain other related costs. Market represents estimates based on management's present plans and intentions of sale prices less development and disposition costs, assuming that disposition occurs in the normal course of business.

         The following tables summarize the components of inventories as of December 31:

                                                            1999                      1998
                                                           ------                    ------

Retail distribution manufactured homes
   Under a contract of sale                               $  3,967                  $  1,935
   Held for sale                                             2,180                       522
                                                          --------                  --------
                                                          $  6,147                  $  2,457
                                                          ========                  ========

         (b) Capitalized Interest--Interest was capitalized on land in the process of development and residential housing construction costs during the development and construction period. The following table summarizes the activity with respect to capitalized interest included with the results of discontinued operations (Note 13):

                                                             YEAR ENDED DECEMBER 31,
                                                             -----------------------
                                                 1999                 1998               1997
                                                ------               ------             ------

Capitalized interest, beginning of year          $ 2,139             $ 1,678              $ 1,074
Interest incurred                                  2,992               2,940                3,302
Interest expensed                                 (2,698)             (2,479)              (2,698)
                                                 --------            --------              -------
Capitalized interest, end of year                $ 2,433             $ 2,139              $ 1,678
                                                 ========            ========             =======

         (c) Property and Equipment--Property and equipment are recorded at cost. Depreciation and amortization is computed using both straight-line and accelerated methods over the estimated useful lives of the assets.

         The estimated useful lives of the various classes of assets are as follows:

Office furniture and equipment                                     5-7 years
Model home furniture and accessories                               2-5 years
Leasehold improvements                                             5-15 years
HomeMax sales villages                                             10-15 years

         Property and equipment consist of the following at December 31:

                                                          1999                 1998
                                                         ------               ------

Office furniture and equipment                           $   730              $   523
Leasehold improvements                                       387                  386
                                                         -------              -------
                                                           1,117                  909

Less - accumulated depreciation and amortization            (163)                ( 77)
                                                         --------             --------
                                                         $   954              $   832
                                                         =======              =======

HomeMax sales villages                                   $10,876              $13,447
Less - accumulated depreciation and amortization          (1,524)                (760)
                                                         --------             --------
                                                         $ 9,352              $12,687
                                                         ========             =======

         (d) Asset Impairment--In 1997 and through the third quarter of 1998, the losses of HomeMax negatively impacted the consolidated results of the Company. In response to the actual and anticipated prospective losses, management and the Board of Directors initiated efforts to consider alternatives to the segment's pre-existing growth strategies, including the pursuit of joint venture opportunities with other retailers, alternative operating strategies or an outright sale of the entity (Note 4). In conjunction with these reviews and pursuant to Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121), the Company determined the undiscounted estimated future cash flows of HomeMax were less than the carrying value of the associated long-lived assets. Accordingly, in the fourth quarter of 1998, the Company adjusted the carrying values of the long-lived assets of HomeMax, including goodwill, other intangibles and sales villages, to their estimated fair market value through the recognition of a provision for asset impairment of $5,674. The estimated fair market value of the assets was based on anticipated future cash flows discounted at a rate commensurate with the risks, as well as reviews of comparable residual asset values.

         In 1999, given the continued losses of HomeMax, the Company again evaluated the carrying values associated with the long-lived assets of HomeMax and, accordingly, adjusted the carrying value of a sales village to the net value realized in conjunction with the sale of the village subsequent to December 31, 1999.

         Through the third quarter of 2000, the losses of HomeMax continued to adversely impact the consolidated results of the Company. In response to the actual and anticipated prospective losses, the Company again determined the undiscounted estimated future cash flows of HomeMax were less than the carrying value of the long-lived assets of HomeMax. Accordingly, in the third quarter of 2000, the Company adjusted the carrying values of the long-lived assets of HomeMax to their estimated fair market value through the recognition of an additional provision for asset impairment of $6,300. The estimated fair value of the assets was based on reviews of comparable residual asset values.

         (e) Revenue and Cost Recognition--Revenues and costs of sales related to homes are recognized upon closing the sale, at which time title is transferred to the purchaser. Revenue from the sale of loan servicing rights is recognized when the closed loans are sold and delivered to an investor.

         (f) Advertising--The Company expenses the costs of advertising as incurred. Advertising expense of the Company's continuing operations for the years ended December 31, 1999, 1998 and 1997 approximated $710, $984 and $234, respectively. Advertising expense of the Company's discontinued operations approximated $3,326, $1,638 and $959 for the years ended December 31, 1999, 1998 and 1997, respectively.

         (g) SFAS 123 "Accounting for Stock-Based Compensation"--The Company has elected to account for the cost of its stock options utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25) as allowed by Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly, no compensation cost has been recognized for stock options as substantially all stock options were granted at prices that approximated fair market value, as defined by the plans, at the measurement date. The pro forma disclosures required by SFAS 123 are presented in Note 11.

         (h) Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain significant estimates include warranty, incremental warranty, insurance coverage, estimated costs to complete closed homes, estimates to wind up the affairs of discontinued operations, asset impairment and tax valuation reserves.

         (i) New Pronouncements--In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Startup Activities" (SOP 98-5), which requires costs of startup activities, including preopening expenses, to be expensed as incurred. The Company's practice was to defer these expenses until a manufactured housing village commenced operations, at which time the costs, other than the advertising costs which are expensed upon opening, were amortized over a one-year period. As of December 31, 1997, preopening expenses of approximately $507 were deferred and amortized during 1998. Commencing in 1998, preopening costs were expensed as incurred. Preopening costs incurred and expensed in 1999 and 1998 were nominal.

         In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). This statement established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments imbedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133, as amended is effective for fiscal years beginning after June 15, 2000. Upon adoption of this statement, the Company anticipates no impact on its reported consolidated financial position, results of operations, cash flows or related disclosures.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB
101). SAB 101 interprets and expands upon existing guidance regarding revenue recognition. The implementation of SAB 101 is required no later than the fourth quarter of 2000. The Company does not expect SAB 101 to have a material impact on revenue recognition.

         (j) Reclassifications--Certain reclassifications have been made to the prior years' financial statements to conform with the 1999 presentation.

(3)  INVESTMENTS IN JOINT VENTURES

         Prior to 1998, the Company participated in two joint ventures to develop and sell residential property to third parties or to venture partners who construct residential housing on the property. In addition, the Company participated in a partnership which provides mortgage brokering services.

         For each joint venture, the Company owned a 50% ownership interest. All key decisions regarding venture activities were made jointly. Accordingly, the Company used the equity method of accounting for the investments in these joint ventures.

         During 1998, the Company sold its ownership position in one joint venture and acquired the 50% interest not previously owned in another joint venture. During 1999 the assets of the remaining joint venture were sold and the venture was terminated.

         Fees received by the Company for services provided to the joint ventures are offset against costs to the extent incurred in providing these services. Any excess is deferred by the Company to the extent of its ownership interest in the venture and recognized as income as the venture closes on sales of properties to third parties.

         The following tables summarize unaudited financial information related to the Company's joint venture activities during the period of time a 50% ownership was maintained:

                                                           YEARS ENDED DECEMBER 31,
                                                           ------------------------
STATEMENTS OF INCOME                            1999                 1998              1997
--------------------                           ------               ------            ------

Revenues                                       $   550               $ 1,635            $ 1,264
Costs and expenses                                 448                 1,209              1,199
                                               -------               -------            -------
Pretax income                                  $   102               $   426            $    65
                                               =======               =======            =======

                                                                           DECEMBER 31,
                                                                           ------------
BALANCE SHEETS                                                        1999            1998
--------------                                                        ----            ----

Assets, primarily land and land improvements                           $ --            $478
Liabilities                                                            $ --            $ --
Equity                                                                 $ --            $478

(4) HOMEMAX, INC. JOINT VENTURE WITH AMERICAN HOMESTAR CORPORATION-

         Effective March 15, 1999, after assignment of certain obligations and other preclosing activities, the Company sold a 25% interest in HomeMax to American Homestar Corporation (American Homestar) for a note receivable of approximately $4.4 million. The note receivable is to be paid in three annual installments commencing March 15, 2000 and accrues interest at prime, payable quarterly. The amended and restated securities purchase agreement includes the following terms:


- American Homestar issued a $4.0 million subordinated convertible loan to HomeMax concurrent with the sale. This subordinated loan accrues interest at 6.0%, payable quarterly, while the principal is payable on June 15, 2002 unless accelerated as a result of available cash flow of HomeMax, as defined. The subordinated loan is convertible into an additional 25% of HomeMax at the discretion of American Homestar.

- The Company retained a $4.0 million receivable due from HomeMax which accrues interest at 6.0% and is payable quarterly. The $4.0 million of principal is payable on September 15, 2002, unless accelerated as a result of available cash flow of HomeMax, as defined, and the receivable and related interest are eliminated in the accompanying consolidated financial statements.

- The Company agreed to pay up to $3.0 million in connection with certain annual lease obligations. During the year ended December 31, 1999, $1,058 was expensed under this commitment. Future commitments associated with these leases in 2000 and 2001 approximate $1,404 and $538, respectively.

- Subsequent to the sale, model home inventory was replaced with the inventory of American Homestar. Costs of replacement was provided by the Company and American Homestar in amounts of $1,000 and $500, respectively.

- Subsequent to the sale, the Company and American Homestar each agreed to provide up to $50 per quarter to support advertising and promotional initiatives. As of December 31, 1999, $150 of funding was provided by each the Company and American Homestar.

- American Homestar agreed to provide certain management and consulting services for up to three years for compensation of at least $500 plus an additional fee of up to $750 based upon quarterly losses during the first four quarters following closing. During the year ended December 31, 1999, $942 was expensed under this arrangement.

- American Homestar and the Company each agreed to provide working capital loans of up to $500 to HomeMax which will accrue interest at prime. No working capital loans were provided as of December 31, 1999, however, additional financing of $500 and $750 was provided by the Company and American Homestar, respectively, through September 30, 2000.

- The Company has the option to sell and American Homestar has the option to buy 50% of HomeMax within three years at a defined price.

- The Company received an option, which expires on March 15, 2004, to purchase up to 150,000 shares of common stock of American Homestar with an exercise price of $18.00 per share.

         The accompanying financial statements include the results of HomeMax for all applicable periods. Losses for the period subsequent to the transaction allocable to American Homestar are included as a component of minority interest in loss of consolidated entities in the accompanying consolidated statements of operations. Similarly, American Homestar's investment, net of allocable losses, is included as a component of minority interest (approximately $766 as of December 31, 1999) in the accompanying consolidated balance sheets. The gain resulting from the Company's sale of a 25% interest in HomeMax to American Homestar ($1,765) has been deferred until, among other factors, American Homestar converts its subordinated note into an additional 25% equity interest in HomeMax.

(5) NOTES PAYABLE

CONTINUING OPERATIONS:

                                                                                                     DECEMBER 31,
                                                                                                     ------------
                                                                                                 1999            1998
                                                                                                ------          ------
Manufactured Housing Floor Plan Facility for inventory and display models, payable to Bombardier Capital, Inc., variable interest rates (9.0% at
   December 31, 1999), subject to repayment upon the earlier of sale or fifteen months from the date of initial borrowing, secured by the inventory, an irrevocable letter of credit from American Homestar and a repurchase
   agreement with American Homestar in the event of default                                     $  9,511        $     --

Manufactured Housing Floor Plan Facility, payable to Nations Bank, $12.9 million financing facility for inventory and display models, interest at the Prime
   Rate or the Euro-rate plus 2.35% (8.78% at December 31, 1999) and subject to repayment upon the earlier of sale or the end of, in certain circumstances, six months if held in inventory. Borrowings for the cost of certain models held for more than twelve months accrue interest at 10% and are subject to repayment no later than twenty-four months after the date of initial
   borrowing.                                                                                        344           7,082
                                                                                                --------        --------

                                                                                                $  9,855        $  7,082
                                                                                                ========        ========

Credit Agreement, payable to the Provident Bank, $15.0 million available for working capital needs of HomeMax and subsidiaries, interest at the Prime Rate plus 1.0%, (9.5% at December 31, 1999), payable in three annual installments of $1.47 million commencing March 15, 2000, entire balance payable at the earlier of September 15, 2002 or 90 days following the sale of the remaining
   50% of HomeMax (Note 4), secured by $8.4 million of promissory notes, prepayment penalty equal to a percentage of the gain, if any, upon the sale of additional interest in HomeMax, as defined per the Credit Agreement, $10.0
   million guaranteed by Zaring Homes, Inc.                                                     $ 15,000        $ 15,000
                                                                                                ========        ========



Subordinated Debt:

   Subordinated notes payable to principal shareholder,
       interest at the greater of 9 7/8% or the Prime
       Rate plus 1 5/8% (10 1/8% at December 31, 1999)
       payable monthly, principal due September, 2002                                            $ 5,000         $    --

   Subordinated note payable to American Homestar Corporation, interest at 6.0%
       payable quarterly, payable June 15, 2002 unless accelerated as a result of available cash flow of HomeMax, as defined, convertible into an additional 25% equity interest in HomeMax at the discretion of
       American Homestar                                                                           4,000              --
                                                                                                 -------         -------

                                                                                                 $ 9,000         $    --
                                                                                                 =======         =======

DISCONTINUED OPERATIONS

                                                                                                     DECEMBER 31,
                                                                                                     ------------
                                                                                                 1999            1998
                                                                                                ------          ------

Obligations of Zaring Homes:

   Revolving Credit Facility, payable to PNC Bank, as agent, $72.5 million available at December 31, 1999, borrowings outstanding at December 31,
       1999 and December 31, 1998 are at 8.77% and 7.19%, respectively, expiring
       in March 2001                                                                             $61,250         $44,500

   Term Loans, payable to PNC Bank, as agent, borrowings outstanding at December
       31, 1999 and December 31, 1998 are at 8.76% and 7.88, respectively,
       payable in quarterly installments of $750 through March 2001                                4,500           6,750

   Other Term Notes, payable to banks, interest at 7.95%, payable in quarterly
       installments of $437 through March 2001                                                     2,739           4,371

   Other Term Notes, interest at 7.0% to 12.0%, principal installments of $72 due January 2002, $2,425 due April 2003 and $692 due April 2005, secured
       by certain land                                                                             2,949              --
                                                                                                 -------         -------

                                                                                                 $71,438         $55,621
                                                                                                 =======         =======

Obligations of Leasing LLC, Land LLC and Leasing 99 LLC:

    Notes payable by Leasing LLC to The Huntington National Bank,  permitted borrowings of up to $10.0 million, interest at LIBOR plus 1.75% (8.21%
       and 6.75% at December 31, 1999 and 1998, respectively, payable monthly, secured by model homes and a personal guarantee, payable upon sale of
       the models or in annual installments through June 2001                                    $ 6,072         $ 8,237

    Notes payable by Leasing 99 LLC to The Huntington National Bank, permitted borrowings of up to $3.0 million, interest at LIBOR plus 1.75% (8.21% at
       December 31, 1999), payable monthly, secured by model homes, a personal guarantee and a guarantee by Leasing LLC, payable upon sale of the
       models or in annual installments through March 2002                                         2,859              --

    Notes payable by Land LLC to the Provident Bank, permitted borrowings of up to $10.0 million, interest at LIBOR plus 2.25% (8.71% and 7.25% at
       December 31, 1999 and December 31, 1998, respectively) payable monthly,
       secured by land and a personal guarantee, payable in July 2001                              8,663           5,710
                                                                                                 -------         -------

                                                                                                 $17,594         $13,947
                                                                                                 =======         =======

Obligation of Zaring Financial Services:
    Revolving line of credit payable to the Provident Bank, permitted borrowings of up to $5.0 million, $1.8 million available at December 31,
       1999, interest at the Prime Rate minus 0.25% (8.25% at December 31,
       1999), expiring May 2002                                                                  $ 3,181         $    --
                                                                                                 =======         =======


         The Company's discontinued Zaring Homes segment has a syndicated credit facility with PNC Bank acting as agent. This facility consists of a revolving credit facility, including amounts available for letters of credit, as defined in the agreement, and a term loan.

         During 1999 and subsequent to yearend the Company was unable to comply with certain covenants included in its credit agreements. The banks initially provided a forbearance agreement which extended to April 14, 2000. Concurrent with the expiration of the forbearance agreement, the Company negotiated a third amendment to the loan agreements with its banks. The amendment to the syndicated credit facility includes the following modifications:

-    The maturity date of the facilities was revised to March 31, 2001

- Maximum available borrowings under the revolving credit facility of $72.5 million as of March 31, 2000 were reduced by $5.0 million on July 2, 2000, $5.0 million on October 1, 2000 and an additional $10.0 million on October 13, 2000.

- Interest rates were adjusted to prime plus 1% through August 31, 2000, with an increase to prime plus 2% if borrowings under the revolving credit facility exceed $40.0 million on September 1, 2000, an increase to prime plus 3% if revolver borrowings exceed $25.0 million on November 1, 2000 and prime plus 4% if revolver borrowings exceed $5.0 million on January 1, 2000. Default rates, if applicable, will be 3% above the interest rate in effect.

- The third amendment revises preexisting provisions which required, among others, that the Company maintain certain minimum levels of tangible net worth and cash flows from operations to certain fixed charges as well as limiting the Company's ratio of debt to equity, all as defined per the terms of the agreement. The amendment also established limitations on the number of market and model homes maintained in inventory, land acquisition and deviations from expected cash flows (as defined).

-    Waivers for loan violations occurring prior to April 14, 2000.

         The Company was not in compliance with certain of the terms and conditions of certain of its credit agreements at September 30, 2000. Management intends to discuss the potential covenant violations with its lenders and secure waivers or otherwise amend the agreements to enable compliance through at least the date of the expected sale to Drees (see Notes 1, 13 and 15). In addition, management is of the opinion that its present cash balances, amounts available from its credit agreements and amounts generated from its asset reduction plans will provide adequate funds for its future operations through the date of the sale to Drees provided such sale occurs no later than the first quarter of 2001. However, there can be no assurances that the banks will provide waivers or otherwise amend the credit agreements or continue to provide financing to the Company. In the event the banks do not agree to provide waivers or otherwise amend the credit agreements and accelerate payments due per the agreements, the Company will encounter great difficulty in meeting the demands of the banks and will need to evaluate various forms of financial reorganization, the most severe of which could include bankruptcy. In addition, losses from continuing operations are anticipated and there are no assurances the Company would be able to secure capital or other financing to fund these losses. Although management is pursuing various initiatives to sell certain or all of its operations there are no assurances the net proceeds would be sufficient to pay all creditors or provide any distributions to the Company's shareholders.

         As of November 1, 2000 borrowings under the revolving credit facility were approximately $39.3 million, accordingly interest rates were adjusted to prime plus 3.0%. Further, as of December 15, 2000, management believes borrowings under the revolving credit facility will exceed $5.0 million on January 1, 2001. If borrowings exceed $5.0 million on January 1, 2000, interest rates will be adjusted to prime plus 4.0% through the maturity of the facility.

         The carrying value of the revolving credit facilities and term loans approximate fair market value as these notes are priced at current market rates. The fair market value of the Company's other fixed rate notes payable as of December 31, 1999 and 1998 approximated $9,627 and $4,452, respectively. The fair market values of these securities was estimated by discounting the expected cash flows at the rates currently offered to the Company for debt of the same remaining maturities.

         Scheduled maturities of notes payable from continuing operations are as follows:

         YEARS ENDED DECEMBER 31,
         ------------------------

         2000                                                          $11,325
         2001                                                            1,470
         2002                                                           21,060
         2003                                                              -
         2004                                                              -
         Thereafter                                                        -
                                                                      --------
                                                                      $ 33,855
                                                                      --------

         The Company is contingently liable under letters of credit of approximately $7.7 million issued as a result of lot and land acquisition and development activities through December 31, 1999.

(6)  INCOME TAXES

         The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). This statement requires deferred tax recognition for all temporary difference in accordance with the liability method and requires adjustments of future tax benefits and deferred tax liabilities for enacted changes in tax laws and rates.

         The following summarizes the benefit for income taxes on the loss from continuing operations:

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                     ------------------------
                                                                              1999             1998             1997
                                                                             ------           ------           ------

Currently payable (receivable)                                              $(1,250)         $    --           $    --
Deferred                                                                     (1,438)          (8,184)           (1,615)
                                                                            -------          -------           -------
                                                                            $(2,688)         $(8,184)          $(1,615)
                                                                            =======          =======           =======

         The following is a reconciliation between the statutory federal income tax rate and the benefit for income taxes:

                                                           1999                     1998                     1997
                                                           ----                     ----                     ----
                                                   AMOUNT        RATE       AMOUNT         RATE      AMOUNT         RATE
                                                   ------        ----       ------         ----      ------         ----

Computed benefit for federal
  income taxes at the statutory rate              $(5,677)       (34.0)%   $(7,154)       (34.0)%   $(1,404)       (34.0)%
State and local income taxes, net of
  federal income tax benefit                         (835)        (5.0)     (1,052)        (5.0)       (207)        (5.0)
HomeMax losses subsequent to March 15, 1999
  which are not included in the consolidated
  return of the Company                             2,806         16.8          --         --            --         --
Valuation allowance                                 1,106          6.6          --         --            --         --
Other                                                 (88)         (.5)         22           .1          (4)         (.1)
                                                  -------       ------     -------       ------     -------       ------
                                                  $(2,688)       (16.1)%   $(8,184)       (38.9)%   $(1,615)       (39.1)%
                                                  =======       ======     =======       ======     =======       ======

         At December 31, 1999 and 1998, the future tax benefit and estimated refunds consist of the following:

                                                                                                 1999           1998
                                                                                                ------         ------

Goodwill and other intangibles                                                                   $   --         $ (251)
Recognition of warranty expense                                                                   1,791            409
Currently nondeductible expenses                                                                  1,075            424
Asset impairment and discontinued operations                                                      3,536          2,213
Inventory and equipment costs not currently deductible                                              322            863
Estimated refunds                                                                                 3,131          2,395
Estimated net operating loss carryforwards                                                        2,107             --
Valuation allowance                                                                              (1,106)            --
                                                                                                -------         ------
                                                                                                $10,856         $6,053
                                                                                                =======         ======

         The valuation allowance established in 1999 is primarily attributed to deferred tax assets associated with HomeMax which may ultimately be impaired unless prospective taxable income is realized. During the quarter ended September 30, 2000, the Company recorded an additional valuation allowance of $10.6 million. The 2000 valuation allowance was allocated among continuing and discontinued operations based on the origin of the timing items in amounts approximating $6.2 million and $4.4 million, respectively. The recognition of the valuation allowance is primarily attributable to the fact that previously recorded deferred tax assets will only be realized through prospective taxable income and there are substantial uncertainties relative to the prospects of realizing such taxable income.

(7)  RETIREMENT PLAN

         The Company has established a defined contribution plan for all eligible employees. The plan provides for voluntary contributions by the Company's employees up to a specified maximum percentage of gross pay and, effective January 1, 1998, a Company match of 25% of employee contributions. In addition, the Company may make discretionary contributions. Total Company contributions expensed attributed to continuing operations approximated $158, $179, and $3 in 1999, 1998, and 1997, respectively. Company contributions expensed related to the discontinued operations approximated $794, $605 and $51 in 1999, 1998 and 1997, respectively.

(8)  RELATED PARTY TRANSACTIONS

         During 1999, Leasing 99 LLC, a company owned by Allen G. Zaring III, purchased from and subsequently leased back to Zaring Homes approximately $3.2 million of model homes. During 1998, Leasing LLC, a Company owned by Allen G. Zaring, III, purchased from and subsequently leased back to Zaring Homes approximately $11.0 million of model homes. During the lease terms, Zaring Homes pays Leasing LLC and Leasing 99 LLC monthly rent equal to the greater of the prime interest rate or LIBOR plus 1.5% applied to the aggregate sales prices of the respective models and related taxes, insurance, maintenance and homeowners fees, as applicable.

         Also in 1998, Land LLC, a company owned by Allen G. Zaring III and his sons, purchased approximately $4.3 million of undeveloped land from Zaring Homes. In 1999 and 1998 Land LLC purchased approximately $4.1 million and $1.5 million, respectively of undeveloped land from unrelated parties. Zaring Homes has options for up to three years to purchase the land for Land LLC's original cost plus 15%. Interim monthly option payments to Land LLC approximate its carrying costs (interest, real estate taxes, sewer and water). To secure its performance of the option contract, Zaring Homes provided a $1.3 million irrevocable letter of credit. In 1999, Zaring Homes purchased $1.2 million of undeveloped land from Land LLC.

         Other related party activities are summarized as follows:

                                                                                     1999            1998           1997
                                                                                    ------          ------         ------

         Sale of residential lots                                                    $   --          $   --         $165
                                                                                     ======          ======         ====

         Sales of residential homes to management
           and other related parties, including
           $554 and $1,680 related to employees
           who were relocated during 1999 and
           1998, respectively                                                        $2,722          $3,393         $732
                                                                                     ======          ======         ====

         Purchase of residential lots                                                $   --          $   --         $480
                                                                                     ======          ======         ====

         American Homestar:
              Rebates receivable                                                     $  489          $   --          N/A
              Interest receivable                                                       272              --          N/A
              Interest payable on subordinated loan                                     121              --          N/A
              Management fee payable                                                    942              --          N/A
              Interest income                                                           272              --           --
              Interest expense                                                          191              --           --
              Management fee expense                                                    942             --            --

         Allen G. Zaring III:
              Interest payable on subordinated loan                                  $   43         $   --       $   N/A
              Interest expense                                                          127             --            --
              Temporary financing provided to the Company
                and repaid during the year                                            2,000             --            --
              Receivable                                                                 16             16           N/A

         Blue Chip:
              Receivable                                                             $   --         $   66        $  N/A

         Employees:
              Receivables                                                            $   15         $   --        $  N/A

(9)  COMMITMENTS AND CONTINGENCIES

         (a) Litigation--The Company is subject to various claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to real estate, environmental zoning and other matters, which seek remedies or damages. The Company believes that any liability that may finally be determined, exclusive of certain litigation discussed below, will not have a material effect on its financial position or results of operations.

         During 1999, the Company became aware of certain moisture and mold related issues in certain of its luxury site-built home communities in Mason, Ohio. The Company has vigorously pursued various remediation initiatives in an effort to address the various homeowner concerns. As of December 31, 1999 and through September 30, 2000, the Company estimated the cost of remediation approximates $3.8 million. Certain of the costs associated with the remediation efforts are subject to recovery through the Company's insurance. To date, the Company's primary carrier has accepted certain coverage, however, the excess insurance carrier has to date denied coverage. The Company continues to vigorously pursue its rights under its insurance polices. In the opinion of management and legal counsel it is remote that insurance recoveries will be less than $1.0 million. Through September 30, 2000 the Company received insurance proceeds of approximately $432. Adjustments to the estimated costs of remediation well as the related minimum insurance recoveries will be recorded in the periods in which the facts and circumstances which warrant such adjustments become known. Through September 30, 2000, the Company incurred costs of approximately $3.3 million related to the remediation efforts.

         As of September 30, 2000, of the total estimated remediation costs of $3.8 million, the Company has contractually agreed to remediation costs of approximately $2.9 million with certain homeowners in the communities. In March 2000, a purported class action suit was filed by a homeowner which claimed compensatory damages of more than $25, treble and punitive damages and other costs. The Company intends to vigorously defend this matter. However, given the preliminary nature of this case, the uncertainty relative to the potential costs of remediation and the uncertainties relative to the scope of insurance coverage available, the Company is currently uncertain as to the magnitude of the potential uninsured liability associated with the case.

         (b) Operating Leases--The Company is obligated under noncancelable operating lease agreements for certain furniture and equipment, office space and land related to the HomeMax sales villages. Rental expense under these agreements for the Company's continuing operations approximated $2,240, $1,266, and $269 for the years ended December 31, 1999, 1998 and 1997, respectively. Rental expense under these agreements for the Company's discontinued operations approximated $1,635, $1,408 and $704, respectively. Future minimum lease payments under these operating lease agreements are as follows:


         YEARS ENDED DECEMBER 31,

                                            Continuing Operations           Discontinued Operations
                                            ---------------------           -----------------------

         2000                                           $2,090                             $ 1,178
         2001                                            1,500                               1,125
         2002                                              680                                 856
         2003                                              250                                 779
         2004                                              109                                 622
         Thereafter                                        339                               2,592
                                                         -----                             -------
                                                        $4,968                             $ 7,152
                                                        ======                             =======

         As further discussed in Note 15, under the terms of the purchase agreements with Drees, Olympia Homes and St. Lawrence Homes, the facility and equipment leases of the Zaring Homes segment will be assumed by Drees, Olympia Homes and St. Lawrence Homes, as appropriate.

         (c) Lot Purchases--In addition to land under development, the Company has commitments to purchase residential lots from various outside parties as follows:

         YEARS ENDED DECEMBER 31,                 NUMBER OF LOTS         AMOUNT
                                                  --------------        --------

         2000                                            237             $11,560
         2001                                            287              12,652
         2002                                            144               6,003
         2003                                            116               4,840
         2004                                            111               4,615
         Thereafter                                       76               3,040
                                                         ---             -------
                                                         971             $42,710
                                                         ===             =======

         These commitments relate primarily to the discontinued Zaring Homes and Hearthside segments. Subsequent to December 31, 1999, the Company is negotiating the transfer and/or termination of these commitments with the owners of the lots and the purchases of certain of the assets of the Zaring Home segment. As of December 15, 2000, these commitments approximate $8.1 million.

(10)  SHAREHOLDERS' EQUITY

         (a) Preferred Shares--The Company is authorized to issue up to 2,000,000 preferred shares of which 1,000,000 are voting and 1,000,000 are nonvoting. No preferred shares have been issued.

         (b) Common Shares--In 1998, the Company purchased and retired 189,300 shares for approximately $1,581. During 1997, the Company retired 255,400 treasury shares.

         (c) In each 1999, 1998 and 1997, the Company issued as an incentive three shares to each employee (2,001, 1,428 and 1,218 common shares with a total market value of $12, $13 and $12 in 1999, 1998 and 1997 respectively).

(11)  STOCK OPTION PLANS

         The Company adopted stock option plans (the Plans) for employees and non employee directors in 1999, 1997, 1996 and 1993. Had compensation cost for these plans been determined consistent with SFAS 123, the Company's net income
(loss) and earnings (loss) per share would have been the following pro forma amounts:

                                                                     YEARS ENDED DECEMBER 31,
                                                                     ------------------------
                                                           1999                1998              1997
                                                          ------              ------            ------

         Net Income (Loss)
           As reported                                 $  (15,740)         $  (6,366)         $   2,052
           Pro forma                                   $  (15,916)         $  (7,692)         $   1,865
         Earnings (Loss) Per Share
           As reported                                 $    (3.43)         $   (1.34)         $    0.43
           Pro forma                                   $    (3.47)         $   (1.62)         $    0.39

         Because the method of accounting as prescribed by SFAS 123 has not been applied to options granted prior to January 1, 1995, the pro forma net income
(loss) and earnings (loss) per share information may not be representative of that to be expected in future years.

         The Company may grant options for up to 893,000 shares under the Plans. The Company has granted options on 629,567 shares through December 31, 1999. The option exercise prices approximated the stock's market price on the date of grant. Of the options granted, 91,700 will vest subject to the Company's annual performance and conformity with certain performance criteria. These options expire ten years from grant date. Another 60,000 of the options vest in three annual installments beginning in 1998 and expire in ten years and 72,243 vest in 2000 and expire in ten years. The remaining options vest at their grant date and expire ten years from date of grant.

         A summary of the status of the Company's stock option plans at December 31, 1999, 1998 and 1997 and changes during the years then ended is presented below:

                                                                      YEAR ENDED DECEMBER 31,
                                                                      -----------------------
                                                      1999                        1998                       1997
                                              ---------------------      ----------------------      ----------------------
                                                           WEIGHTED                    WEIGHTED                   WEIGHTED
                                                            AVERAGE                     AVERAGE                    AVERAGE
                                                           EXERCISE                    EXERCISE                   EXERCISE
                                               SHARES        PRICE        SHARES         PRICE       SHARES         PRICE
                                              --------      -------      --------       -------     --------       -------

Outstanding, beginning of year                 321,946       $10.15       208,728       $10.35        66,383       $12.05
Granted                                        223,808         8.39       223,956        10.25       200,250        10.00
Exercised                                           --           --            --           --            --           --
Forfeited/Expired                             (100,270)        9.86      (110,738)       10.72       (57,905)       11.03
                                              ---------      ------     ----------      ------      ---------      ------
Outstanding, end of year                       445,484       $ 9.33       321,946       $10.15       208,728       $10.35
                                              =========      ======     ==========      ======      =========      ======
Exercisable, end of year                       226,541       $10.14        89,577       $10.18        41,225       $11.91
                                              =========      ======     ==========      ======      =========      ======
Weighted average fair value of
  option shares granted                       $   5.86                  $    6.27                   $   5.85
                                              =========                 ==========                  =========

         The following table summarizes information related to options outstanding and options exercisable as of December 31, 1999:

                                                    WEIGHTED           WEIGHTED                               WEIGHTED
                                                     AVERAGE            AVERAGE                                AVERAGE
     OPTIONS                  EXERCISE              EXERCISE          CONTRACTUAL         OPTIONS            EXERCISE
   OUTSTANDING                  PRICE                 PRICE              LIFE           EXERCISABLE            PRICE
   -----------                 -------               -------            ------          -----------           -------

          2,000                 $7.25                $ 7.25               6.3               2,000              $ 7.25
        198,943               8.00-9.45                8.39               9.3                  --                  --
        229,061              9.50-10.25                9.99               8.0             209,061               10.03
          9,260                 11.15                 11.15               6.2               9,260               11.15
          6,220              12.50-13.50              13.10               4.6               6,220               13.10
        -------                                      ------               ---             -------              ------
        445,484                                      $ 9.33               8.5             226,541              $10.14
        =======                                      ======               ===             =======              ======

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1999, 1998 and 1997:

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                     ------------------------
                                                                               1999            1998              1997
                                                                              ------          ------            ------

Dividend yield                                                                     0%                0%               0%
Expected volatility                                                               36%               36%              36%
Risk-free interest rate                                                          6.5%              6.5%             6.5%
Expected lives                                                               10 years          10 years         10 years

(12)  EARNINGS PER SHARE

         Basic earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per common share are computed similar to basic except the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.

         Options to purchase 445,484, 321,946 and 208,728 shares of common stock at average prices of $9.33 $10.15 and $10.35 per share were outstanding during 1999, 1998 and 1997, respectively, but were not included in the computation of diluted earnings per share since the options' exercise prices were greater than the average market price of the common shares. In addition, during 1999 and 1998, inclusion of any options in the computation of diluted earnings per share would be anti-dilutive due to the net loss incurred.

         Since there are no dilutive securities, basic and diluted earnings per share are identical thus a reconciliation of the numerator and denominator is not necessary.

(13)  DISCONTINUED OPERATIONS

         (a) Entry Level Home Segment--On December 13, 1999, the Board of Directors approved plans to discontinue the affairs of Hearthside. The net losses associated with the operations of Hearthside are included in the accompanying consolidated statements of operations as discontinued operations for each of the periods presented. In addition, net assets of Hearthside are included in the net assets of discontinued operations in the accompanying balance sheets. The results of the discontinued Hearthside segment reflect an allocation of interest expense based on assets deployed. Summary financial information of Hearthside is as follows:

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                     ------------------------
                                                                              1999              1998              1997
                                                                             ------            ------            ------

Net revenues                                                                 $30,231             $11,354          $1,706
Interest allocation                                                          $   952             $   264          $   12

Pretax operating income (loss)                                               $(7,168)            $  (362)         $   54
Provision (benefit) for income taxes                                          (2,638)               (143)             21
                                                                             --------            --------         ------
Net income (loss)                                                            $(4,530)            $  (219)         $   33
                                                                             ========            ========         ======



                                                                               AS OF DECEMBER 31,
                                                                               ------------------
                                                                               1999            1998
                                                                              ------          ------

Land and home inventories                                                      $ 9,814        $ 9,816
Other assets                                                                       812            493
Liabilities                                                                     (4,887)        (2,463)
                                                                               --------       --------
Net assets of discontinued operations                                          $ 5,739        $ 7,846
                                                                               ========       ========

         The disposal of Hearthside assets through an orderly sales process is expected to be completed no later than December 13, 2000. For the period ended December 31, 1999, the loss on discontinued operations includes the write down of assets to estimated realizable value and the estimated costs of disposing those operations (which aggregate approximately $1.75 million), net of applicable tax benefits.

         (b) Luxury Site-Built Homes Segment--On November 13, 2000, the Board of Directors approved plans to discontinue the operations of the Zaring Homes segment. As indicated previously, the Company has reached a tentative agreement with Drees to sell certain of the assets of the Zaring Homes Cincinnati, Nashville and Indianapolis divisions to Drees. In addition, on September 29, 2000, the Company sold certain of the net assets of the Louisville division to Olympia Home LLC, on October 13, 2000, the Company sold certain of the assets of the Raleigh division to Drees and on November 13, 2000, the Company sold certain of the assets of the Charlotte division to St. Lawrence Homes.

     The Company expects to close on the sale of the net assets of the Cincinnati, Nashville and Indianapolis divisions within the next twelve months. In the event the sale to Drees does not materialize, the Company will aggressively pursue other purchasers for these three divisions. Accordingly, the net income associated with the operations of Zaring Homes is included in the accompanying statements of operations as discontinued operations for each of the periods presented. In addition, the net assets of Zaring Homes are included in net assets of discontinued operations in the accompanying consolidated balance sheets.

     As of the period ended September 30, 2000, the Company recorded a loss on discontinued operations including a write down of assets to estimated realizable value and a provision for anticipated closing costs and operating losses until disposal aggregating approximately $3.0 million. The results of the Zaring Homes segment reflect an allocation of interest expense based on assets deployed. Summary financial information of the Zaring Homes segment is as follows:


                                                                    YEARS ENDED DECEMBER 31,
                                                                    ------------------------
                                                             1999              1998              1997
                                                            ------            ------            ------

Revenues                                                   $284,602            $241,599        $214,042
Cost of sales                                               237,792             199,867         179,568
Incremental warranty provision                                2,806                  --              --
Interest allocation                                           2,698               2,479           2,698
Selling, general and administrative                          36,880              28,256          24,346
                                                           --------            --------         -------
Operating income                                              4,426              10,997           7,430
Other income (expense)                                           82                 (14)             15
                                                           --------            --------         -------
Pretax operating income                                       4,508              10,983           7,445
Provision for taxes                                           1,659               4,271           2,911
                                                           --------            --------         -------
Net income                                                 $  2,849            $  6,712         $ 4,534
                                                           ========            ========         =======

                                                                                 AS OF DECEMBER 31,
                                                                                 ------------------
                                                                                1999           1998
                                                                               ------         ------

Land                                                                           $49,090       $ 41,737
Luxury site-built home inventory                                                66,300         32,365
Model homes                                                                      6,243          5,240
Property and equipment, net                                                      6,199          6,634
Other assets                                                                     4,445          2,285
Accounts payable                                                               (26,971)       (12,080)
Accrued expenses                                                               (12,691)        (4,037)
Customer deposits                                                               (6,851)        (2,667)
Notes payable                                                                  (71,438)       (55,621)
                                                                              --------       --------
Net assets of discontinued operations                                         $ 14,326       $ 13,856
                                                                              ========       ========

         (c) Financial Services Segment--Upon closing the sale of the last remaining division of the Zaring Homes segment, the operations of the Zaring Financial Services segment will be discontinued. As a result, the net losses associated with the operations of Zaring Financial Services are included in the accompanying consolidated statements of operations as discontinued operations for all periods presented. In addition, the net assets of Zaring Financial Services are included in net assets of discontinued operations in the accompanying consolidated balance sheets. Summary financial information of Zaring Financial Services is as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                    1999                1998                 1997
                                                    ----                ----                 ----

Revenues                                            $ 1,677              $ 526              $   --
Pretax operating income (loss)                      $   (78)             $  (5)             $   --
Benefit for income taxes                                (29)                (2)                 --
                                                    -------              -----              ------
Net loss                                            $   (49)             $  (3)             $   --
                                                    =======              =====              ======

                                                        AS OF DECEMBER 31,
                                                        ------------------
                                                    1999                   1998
                                                    ----                   ----

Mortgage receivables                              $ 3,721                 $  71
Other assets                                          263                    88
Revolving credit note                              (3,181)                   --
Other liabilities                                    (270)                 (142)
                                                  -------                 -----
Net assets of discontinued operations             $   533                 $  17
                                                  =======                 =====

(d) Majority Shareholder LLCs--Upon closing the sale of the Zaring Homes divisions, the agreements between Zaring Homes and the Majority Shareholder LLCs will be terminated and the Majority Shareholder LLCs will enter into new agreements with the third party purchasers. As a result, the activities of these entities will no longer be required to be consolidated with the results of the Company. The Majority Shareholder LLCs are included as a component of discontinued operations in the accompanying financial statements of the Company. Summary information of the Majority Shareholder LLCs is as follows:

                                                                YEARS ENDED DECEMBER 31,
                                                                ------------------------

                                                       1999                1998               1997
                                                       ----                ----               ----

Revenues                                            $ 2,836              $2,308             $    --
Cost of sales                                         2,436               1,887                  --
Interest, net                                         1,221                 465                  --
Selling, general and administrative                     178                 112                  --
                                                     ------              ------             -------
Operating loss                                         (999)               (156)                 --
Other income                                            750                 560                  --
Minority interest                                       249                (404)                 --
                                                     ------              -------            -------
                                                     $   --              $   --             $    --
                                                     ======              ======             =======


                                                                      AS OF DECEMBER 31,
                                                                      ------------------
                                                                  1999                  1998
                                                                  ----                  ----

Model homes                                                   $  9,923                $  9,153
Land                                                             7,853                   5,784
Other assets                                                     1,063                     739
Notes payable                                                  (17,594)                (13,947)
Other liabilities                                                 (170)                    (75)
Minority interest                                               (1,075)                 (1,654)
                                                              --------                --------
Net assets of discontinued operations                         $     --                $     --
                                                              ========                ========


(14)  SEGMENT INFORMATION

         Effective December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 establishes new standards for segment reporting which are based on the way management organizes segments within a company for making operating decisions and assessing performance. The Company's continuing segments are aligned with its respective product offerings: retail distribution of manufactured housing and corporate. Corporate primarily includes the operations of the Company's corporate office whose main purpose is to provide financing, cash management, risk management, capital allocations, management reporting and general administration of the other segments.

         The following tables set forth for the years indicated information regarding the Company's segments:

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                     ------------------------
                                                                              1999             1998              1997
                                                                             ------           ------            ------
HOMEMAX

Retail Distribution Manufactured Homes
  Revenues                                                                   $ 20,551          $ 12,411          $ 8,209
  Cost of sales                                                                19,451            10,724            6,920
  Asset impairment                                                                753             5,674               --
  Interest                                                                      1,568             1,807              312
  Selling, general and administrative                                          11,688            11,704            3,370
                                                                             ---------         ---------        --------
  Operating loss                                                              (12,909)          (17,498)          (2,393)
  Other income (expense)                                                           43                (5)             (28)
  Minority interest                                                             2,406               263               76
                                                                             ---------         ---------       --------
  Pretax Retail Distribution Loss                                             (10,460)          (17,240)          (2,345)

CORPORATE
  Interest                                                                      1,687               790               --
  General and administrative                                                    4,551             3,010            1,785
                                                                             --------          --------         --------
    Loss before income taxes and
      discontinued operations                                                 (16,698)          (21,040)          (4,130)
  Benefit for income taxes                                                     (2,688)           (8,184)          (1,615)
                                                                             ---------        ----------        ---------
         Net loss before discontinued
           operations                                                         (14,010)          (12,856)          (2,515)
  Income (loss) from discontinued operations,
    net of tax                                                                 (1,730)            6,490            4,567
                                                                             ---------         --------          -------
         Net income (loss)                                                   $(15,740)         $ (6,366)         $ 2,052
                                                                             =========         =========         =======

         Other pertinent information regarding the Company's segment operations are as follows:

                                                         HOMEMAX
                                                         RETAIL
                                                      DISTRIBUTION
                                                      MANUFACTURED
                                                          HOMES                           CORPORATE                 TOTAL
                                                          -----                           ---------                 -----

Segment assets:
  1999                                                  $24,004                           $18,432                  $42,436
  1998                                                   23,152                            10,671                   33,823
  1997                                                   12,044                             6,643                   18,687
  Depreciation and
  amortization expense:
  1999                                                      946                               183                    1,129
  1998                                                    2,024                                --                    2,024
  1997                                                      134                                --                      134
  Expenditures for
  long-lived assets
  (excluding acquisitions):
  1999                                                      675                                --                      675
  1998                                                   14,064                                --                   14,064
  1997                                                    5,252                                --                    5,252

Reconciliation of segment assets to total assets:

                                                                              1999             1998              1997
                                                                             ------           ------            ------

         Total segment assets                                                $ 42,436          $ 33,823        $ 18,687
         Elimination of inter-entity investments                                   65                (5)             --
         Cash and cash equivalents*                                             7,102            14,133           4,160
         Net assets of discontinued operations                                 20,598            21,719          30,918
                                                                             --------          --------         -------
         Total assets                                                        $ 70,201          $ 69,670         $53,765
                                                                             ========          ========         =======

* Management excludes cash and cash equivalents from assessing a segment's operating performance.

(15)  SUBSEQUENT EVENTS

         In February 2000, the Company's principal shareholder formed First Cincinnati Leasing 2000 LLC by contributing $6.0 million to purchase certain model homes from Zaring Homes. The model homes were subsequently leased back to Zaring Homes. On September 1, 2000, Leasing 2000 borrowed $5.3 million from a bank at interest of LIBOR plus 1.75%, secured by the model homes and a personal guarantee and due August 2003.

         During the second quarter of 2000, the HomeMax subsidiary sold two unopened sales villages for approximately $800 resulting in a gain of approximately $529.

         On September 29, 2000 the Company sold certain of the net assets of the Zaring Homes Louisville division to Olympia Homes LLC for approximately $6.3 million resulting in a loss of $824.

         On October 13, 2000, the Company sold certain of the operating assets of the Zaring Homes Raleigh division to Drees for book value, approximately $11.0 million.

         On November 13, 2000, St. Lawrence Homes acquired substantially all of the real estate assets and assumed the lot purchase contracts of the Zaring Homes Charlotte division for book value, $3.3 million. All Zaring Homes under contract of sale in Charlotte will be completed and warranted by Zaring Homes.

         On November 13, 2000, the Board of Directors of the Company approved plans to discontinue the operations of its Zaring Homes and Zaring Financial Services segments and will no longer be required to consolidate the results of the LLCs controlled by its principal shareholder (see Note 13).

         On December 1, 2000, the Company entered into an agreement with Drees whereby a Drees subsidiary will purchase substantially all of the site-built homebuilding assets of Zaring Homes in its Cincinnati, Nashville and Indianapolis markets at book value, as defined. Under the terms of the agreement, Drees will obtain Zaring Homes' tradenames, trademarks and home plans in these markets. Zaring Homes will retain warranty responsibility for all homes closed prior to the sale to Drees. The Company expects to close on the sale to Drees in the first quarter of 2001.

         At September 30, 2000 the Company was not in compliance with certain of the terms and conditions of certain of its credit agreements. Management intends to discuss the covenant violations with its lenders and secure waivers or otherwise amend the agreements to enable compliance at least through the date of the expected sale to Drees. (see Note 5)

         Through the third quarter of 2000, the losses of HomeMax continued to adversely impact the consolidated results of the Company. In response to the actual and anticipated prospective losses, the Company again determined that the undiscounted estimated future cash flows of HomeMax were less than the carrying value of the long-lived assets of HomeMax. Accordingly, the Company adjusted the carrying values of the long-lived assets of HomeMax to their estimated fair market value through the recognition of an additional provision for asset impairment of approximately $6.3 million.

         During the third quarter of 2000, the Company recorded an additional tax valuation allowance of $10.6 million. The valuation allowance was allocated among continuing and discontinued operations based on the origin of the timing items in amounts approximately $6.2 million and $4.4 million, respectively. The recognition of the valuation allowance is primarily attributable to the fact the previously recorded deferred tax assets will only be realized through prospective taxable income and there are substantial uncertainties relative to the prospects of realizing such taxable income.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    December 15, 2000


                                               ZARING NATIONAL CORPORATION

                                               By: /s/ Ronald G. Gratz
                                                   -------------------------
                                               Ronald G. Gratz
                                               Chief Financial Officer,
                                               Secretary and Treasurer




















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